                        SETTLEMENT AND LICENSE AGREEMENT

                              BY, BETWEEN AND AMONG

                                 AMERIGON, INC.,

                          AUDIO NAVIGATION SYSTEMS, LLC

                          ALCOM ENGINEERING CORPORATION

                                       AND

                         AUDIO NAVIGATION SYSTEMS, INC.

                               DATED MAY 10, 1996



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                                TABLE OF CONTENTS

1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
               1.1     "Actions" . . . . . . . . . . . . . . . . . . .    2
               1.2     "Affiliate" . . . . . . . . . . . . . . . . . .    2
               1.3     "Amerigon Licensed Patents" . . . . . . . . . .    3
               1.4     "Amerigon Other Consideration". . . . . . . . .    3
               1.5     "Amerigon Selling Price". . . . . . . . . . . .    3
               1.6     "Amerigon Sublicensees" . . . . . . . . . . . .    3
               1.7     "ANSLC Licensed Patents". . . . . . . . . . . .    4
               1.8     "ANSLC Other Consideration" . . . . . . . . . .    4
               1.9     "ANSLC Parties" . . . . . . . . . . . . . . . .    4
               1.10    "ANSLC Selling Price" . . . . . . . . . . . . .    4
               1.11    "ANSLC Sublicensees". . . . . . . . . . . . . .    4
               1.12    "Consulting Agreement"......... . . . . . . . .    4
               1.13    "Credit Card Processing Agreement". . . . . . .    4
               1.14    "Disputed Matters"  . . . . . . . . . . . . . .    5
               1.15    "Effective Date"  . . . . . . . . . . . . . . .    5
               1.16    "Gen 4 Agreement" . . . . . . . . . . . . . . .    5
               1.17    "Gen 4 Hardware". . . . . . . . . . . . . . . .    5
               1.18    "Gen 4 Software". . . . . . . . . . . . . . . .    5
               1.19    "Indemnified Parties".... . . . . . . . . . . .    6
               1.20    "Interoperable Software". . . . . . . . . . . .    6
               1.21    "Issued", "Issuing", "Issues" and "Issuance". .    6
               1.22    "Legal Proceeding". . . . . . . . . . . . . . .    6
               1.23    "Lunel" . . . . . . . . . . . . . . . . . . . .    6
               1.24    "Manufacturing Apparatus" . . . . . . . . . . .    6
               1.25    "Navigation-Related Features or Functions". . .    6
               1.26    "Option and License Agreement". . . . . . . . .    6
               1.27    "Other Consideration" . . . . . . . . . . . . .    6
               1.28    "Outsourcing Agreement" . . . . . . . . . . . .    7
               1.29    "Passcode Activation Patent". . . . . . . . . .    7
               1.30    "Prior Agreements". . . . . . . . . . . . . . .    8
               1.31    "Sales Fulfillment / Activation Technology" . .    8
               1.32    "Selling Price" . . . . . . . . . . . . . . . .    8
               1.33    "Specified Agreements". . . . . . . . . . . . .    9
               1.34    "Specified Recoupment". . . . . . . . . . . . .    9
               1.35    "Specified Software". . . . . . . . . . . . . .    9
               1.36    "Unrelated Third Party" . . . . . . . . . . . .    9
               1.37    "VANS Hardware" . . . . . . . . . . . . . . . .    9
               1.38    "VANS Navigation Software". . . . . . . . . . .   10
               1.39    "VANS Non-Navigation Software". . . . . . . . .   11
               1.40    "VANS Product". . . . . . . . . . . . . . . . .   11


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               1.41  "VANS Software" . . . . . . . . . . . . . . . . .   11
               1.42  "Voice-Interactive" . . . . . . . . . . . . . . .   11

2.   PRIOR AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . .   11

3.   RIGHTS TO EXISTING TECHNOLOGY . . . . . . . . . . . . . . . . . .   12
               3.1    DELIVERY OF EXISTING VOICE FILES . . . . . . . .   12
               3.2    DELIVERY OF SALES FULFILLMENT / ACTIVATION
               TECHNOLOGY. . . . . . . . . . . . . . . . . . . . . . .   12
               3.3    COVENANTS NOT TO SUE . . . . . . . . . . . . . .   12
                          3.3.1  BY AMERIGON . . . . . . . . . . . . .   12
                          3.3.2  BY ANSLC. . . . . . . . . . . . . . .   13
               3.4    LIMITATION ON ANSLC'S RIGHTS TO GEN 4. . . . . .   13
               3.5    LIMITATIONS ON AMERIGON'S RIGHTS . . . . . . . .   13
               3.6    OWNERSHIP OF PROPRIETARY RIGHTS IN EXISTING
               TECHNOLOGY  . . . . . . . . . . . . . . . . . . . . . .   13
                          3.6.1  GENERAL . . . . . . . . . . . . . . .   13
                          3.6.2  ANSI OWNERSHIP. . . . . . . . . . . .   14
                          3.6.3  AMERIGON OWNERSHIP. . . . . . . . . .   14
                          3.6.4  JOINT OWNERSHIP.. . . . . . . . . . .   14
               3.7    OWNERSHIP OF TRADEMARKS. . . . . . . . . . . . .   14
                          3.7.1  IVS TRADEMARK . . . . . . . . . . . .   14
                          3.7.2  VANS TRADEMARK. . . . . . . . . . . .   15
                           . . . . . . . . . . . . . . . . . . . . . .   15
               3.8    NO WARRANTIES RE TECHNOLOGY. . . . . . . . . . .   15

 4.  INDEMNIFICATIONS. . . . . . . . . . . . . . . . . . . . . . . . .   15
               4.1    THIRD PARTY CLAIMS AGAINST THE ANSLC
               PARTIES . . . . . . . . . . . . . . . . . . . . . . . .   15
               4.2    THIRD PARTY CLAIMS AGAINST AMERIGON. . . . . . .   16
               4.3    LIMITATIONS. . . . . . . . . . . . . . . . . . .   16


5.   CREATION OF ADDITIONAL VOICE FILES. . . . . . . . . . . . . . . .   16
               5.1    ENGAGING LUNEL . . . . . . . . . . . . . . . . .   16
               5.2    COSTS OF PRODUCING VOICE FILES . . . . . . . . .   17
               5.3    ROYALTIES................. . . . . . . . . . . .   17
               5.4    OWNERSHIP AND LICENSING OF VOICE FILES . . . . .   17


6.   PATENT LICENSE FROM ANSLC TO AMERIGON . . . . . . . . . . . . . .   18
               6.1    GENERAL. . . . . . . . . . . . . . . . . . . . .   18
               6.2    PASSCODE ACTIVATION PATENT . . . . . . . . . . .   18
               6.3    EXTENSION OF LICENSE TO AFFILIATES AND
               SUBLICENSEES. . . . . . . . . . . . . . . . . . . . . .   18


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7.   PATENT LICENSE FROM AMERIGON TO ANSLC . . . . . . . . . . . . . .   18
               7.1    GENERAL. . . . . . . . . . . . . . . . . . . . .   18
               7.2    EXTENSION OF LICENSE TO AFFILIATES AND
               SUBLICENSEES. . . . . . . . . . . . . . . . . . . . . .   19

8.   PATENT NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . .   19

9.   DISCLOSURE OF PATENTS . . . . . . . . . . . . . . . . . . . . . .   19

10.  EXPENSES OF PATENT PROSECUTION. . . . . . . . . . . . . . . . . .   19

11.  PATENT LITIGATION AND APPORTIONMENT OF RECOVERY . . . . . . . . .   20
               11.1   EACH PARTY RESPONSIBLE FOR PROTECTION OF ITS
               PATENTS . . . . . . . . . . . . . . . . . . . . . . . .   20
               11.2   RIGHT TO SHARE LITIGATION EXPENSES AND
               APPORTIONMENT OF RECOVERIES . . . . . . . . . . . . . .   20


12.  ROYALTIES. . . . . .  . . . . . . . . . . . . . . . . . . . . . .   21
               12.1   ROYALTIES PAYABLE BY ANSLC . . . . . . . . . . .   21
                          12.1.1 HARDWARE. . . . . . . . . . . . . . .   21
                          12.1.2 SOFTWARE AND ANSLC OTHER
                       CONSIDERATION . . . . . . . . . . . . . . . . .   21
               12.2   ROYALTIES PAYABLE BY AMERIGON. . . . . . . . . .   22
                          12.2.1 HARDWARE. . . . . . . . . . . . . . .   22
                          12.2.2 SOFTWARE AND AMERIGON OTHER
                      CONSIDERATION. . . . . . . . . . . . . . . . . .   23
               12.3   EXPIRATION OF PAYMENT OBLIGATIONS. . . . . . . .   24
               12.4   RESPONSIBILITY FOR AFFILIATES AND SUBLICENSEES .   24
                          12.4.1 ANSLC RESPONSIBILITY FOR
                      ANSLC AFFILIATES AND SUBLICENSEES. . . . . . . .   24
                          12.4.2 AMERIGON RESPONSIBILITY FOR
                      AMERIGON AFFILIATES AND SUBLICENSEES . . . . . .   24

13.  ACCRUALS, RECORDS AND REPORTS . . . . . . . . . . . . . . . . . .   24
               13.1 ACCRUAL OF ROYALTIES . . . . . . . . . . . . . . .   24
               13.2 STATEMENTS . . . . . . . . . . . . . . . . . . . .   25
               13.3 LATE CHARGES . . . . . . . . . . . . . . . . . . .   25
               13.4 FORM OF PAYMENTS . . . . . . . . . . . . . . . . .   25
               13.5 CERTIFICATION. . . . . . . . . . . . . . . . . . .   25
               13.6 RECORDS. . . . . . . . . . . . . . . . . . . . . .   26
               13.7 TAXES. . . . . . . . . . . . . . . . . . . . . . .   27

14.  SECURITY INTERESTS. . . . . . . . . . . . . . . . . . . . . . . .   27


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15.  LIMITATIONS ON PUBLIC STATEMENTS. . . . . . . . . . . . . . . . .   28
               15.1   GENERAL. . . . . . . . . . . . . . . . . . . . .   28
               15.2   EXCEPTIONS AND EXCLUSIONS. . . . . . . . . . . .   29
               15.3   PRESS RELEASE. . . . . . . . . . . . . . . . . .   29

16.  RELEASES: DISMISSAL OF LEGAL PROCEEDING . . . . . . . . . . . . .   29
               16.1   RELEASE BY AMERIGON. . . . . . . . . . . . . . .   29
               16.2   RELEASE BY ANSLC PARTIES . . . . . . . . . . . .   30
               16.3   STIPULATION FOR DISMISSAL OF LITIGATION. . . . .   31
               16.4   COMPROMISE ONLY. . . . . . . . . . . . . . . . .   31

17.  REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . . . .   32
               17.1   MUTUAL REPRESENTATIONS . . . . . . . . . . . . .   32
               17.2   REPRESENTATIONS BY ANSLC PARTIES . . . . . . . .   32
               17 3   LIMITATIONS AND EXCLUSIONS . . . . . . . . . . .   32

18.  CONFIDENTIALITY OBLIGATIONS . . . . . . . . . . . . . . . . . . .   32

19.  DISPUTE RESOLUTION. . . . . . . . . . . . . . . . . . . . . . . .   33
               19.1   GENERAL. . . . . . . . . . . . . . . . . . . . .   33
               19.2   DISPUTE ESCALATION . . . . . . . . . . . . . . .   34
     19.3 RESOLUTION OF DISPUTES RE SELLING PRICE ALLOCATION ISSUES. .   34
                          19.3.1  SELECTION OF ARBITRATOR. . . . . . .   34
                          19.3.2  HEARING AND RESOLUTION . . . . . . .   35
                          19.3.3  EXPENSES . . . . . . . . . . . . . .   35
               19.4   ARBITRATION. . . . . . . . . . . . . . . . . . .   36
               19.5   GENERAL PROVISIONS RE ARBITRATION. . . . . . . .   36

20.  APPRAISAL OF FAIR MARKET VALUE. . . . . . . . . . . . . . . . . .   37

21.  TERM OF LICENSE RIGHTS: LIMITATION OF REMEDIES. . . . . . . . . .   37
               21.1   TERM OF LICENSE RIGHTS . . . . . . . . . . . . .   37
               21.2   NO INJUNCTIVE RELIEF . . . . . . . . . . . . . .   38

22.  PAYMENTS TO NAVTECH AND LERNOUT & HAUSPIE AND OTHER THIRD
     PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

23.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

24.  COMPATIBILITY / INTEROPERABILITY. . . . . . . . . . . . . . . . .   39
               24.1   VANS NON-NAVIGATION SOFTWARE . . . . . . . . . .   39
               24.2   VANS NAVIGATION SOFTWARE . . . . . . . . . . . .   39


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               24.3   TRANSFERABILITY OF RIGHTS. . . . . . . . . . . .   39
               24.4   LIMITED TECHNICAL SUPPORT. . . . . . . . . . . .   40
               24.5   ROYALTY ADJUSTMENT . . . . . . . . . . . . . . .   40

25. OPERATION OF TOLL-FREE 800 NUMBER; OUTSOURCING AGREEMENT . . . . .   41
               25.1   RIGHT START AGREEMENT. . . . . . . . . . . . . .   41
               25.2   CREDIT CARD PROCESSING AGREEMENT . . . . . . . .   41

26. CUSTOMER LISTS . . . . . . . . . . . . . . . . . . . . . . . . . .   42

27. RELATIONSHIP OF PARTIES. . . . . . . . . . . . . . . . . . . . . .   42

28. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . .   42
               28.1   NOTICES AND COMMUNICATIONS . . . . . . . . . . .   42
               28.2   EXCUSED PERFORMANCE. . . . . . . . . . . . . . .   43
               28.3   ASSIGNMENT . . . . . . . . . . . . . . . . . . .   43
               28.4   INTEGRATION. . . . . . . . . . . . . . . . . . .   44
               28.5   MODIFICATION . . . . . . . . . . . . . . . . . .   44
               28.6   WAIVER OR DELAY. . . . . . . . . . . . . . . . .   44
               28.7   SEVERABILITY . . . . . . . . . . . . . . . . . .   44
               28.8   SURVIVAL . . . . . . . . . . . . . . . . . . . .   44
               28.9   GOVERNING LAW. . . . . . . . . . . . . . . . . .   44
               28.10  HEADINGS . . . . . . . . . . . . . . . . . . . .   45


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

                        SETTLEMENT AND LICENSE AGREEMENT

        This Settlement and License Agreement (the "Agreement") is made and entered into this 9th day of May, 1996, by and between Amerigon, Inc., a California corporation ("Amerigon"); Audio Navigation Systems, Inc., a California corporation ("ANSI"); Audio Navigation Systems, LLC, a California limited liability corporation ("ANSLC"); and Alcom Engineering Corporation, a California corporation ("Alcom"), with reference to the following facts:

        A. Amerigon and ANSI are parties to an Option and License Agreement dated as of July 13, 1992.

        B. Amerigon, ANSI and Alcom Engineering Corporation are parties to a Consulting Agreement dated as of July 13, 1992.

        C. Certain disputes have arisen between Amerigon and ANSI relating, INTER ALIA, to their respective rights and obligations under the July 13, 1992 Option and License Agreement and the July 13, 1992 Consulting Agreement.

        D. On May 17, 1995, Amerigon filed a complaint in Superior Court, County of Los Angeles, State of California, AMERIGON. INC. v. AUDIO NAVIGATION SYSTEMS, INC. ET AL., Case No. BC127921, and on June 1, 1995, Amerigon filed a First Amended Complaint for Declaratory Relief in that action. On or about July 1, 1995, ANSI filed a General Denial and a Cross-Complaint for Declaratory Relief in that action.

        E. Subsequent to the commencement of the legal action described in Paragraph D above, ANSI and Amerigon entered into an Agreement Re Gen 4 Navigation System dated July 24, 1995, which was amended by an Amendment dated as of August 14, 1995.

        F. Certain disputes have arisen between Amerigon and ANSI relating to their respective rights and obligations under the July 24, 1995 Agreement Re Gen 4 Navigation System as amended by the August 14, 1995 Amendment.

        G. Amerigon, on the one hand, and the ANSLC Parties, on the other hand, wish fully and finally to resolve all differences, claims, demands, causes of action and disputes of whatever nature or subject matter between them, including but not limited to all disputes and claims arising out of any of the facts, transactions and occurrences alleged in or in connection with the legal action described in Paragraph D above and all disputes and claims arising out of or relating to the July 13, 1992 Option and License Agreement, the July 13,
1992 Consulting Agreement and/or the July 24, 1995 Agreement Re Gen 4 Navigation System, as amended by the August 14, 1995 Amendment.

        H. All or substantially all of ANSI's rights in and to the technology, patents and business that are the subject of this Agreement have been or will be assigned to ANSLC.

        I. Amerigon, on the one hand, and ANSI and ANSLC, on the other hand, desire, pursuant to the terms and conditions set forth herein, to grant one another certain rights and make certain commitments not to assert claims against one another in the future in an effort to lessen the likelihood of future disputes between the parties and to permit the parties to conduct their respective businesses.

        NOW THEREFORE, in consideration of the foregoing, and in consideration of the representations, warranties and covenants set forth in this Agreement, ANSI, ANSLC, Alcom and Amerigon agree as follows:

        ALTHOUGH THIS AGREEMENT IS BEING EXECUTED ON MAY 10, 1996, THE PARTIES AGREE THAT THIS AGREEMENT SHALL NOT BE BINDING OR EFFECTIVE UNLESS AND UNTIL ANSLC CONCLUDES AN AGREEMENT WITH NAVTECH REASONABLY ACCEPTABLE TO ANSLC GRANTING ANSLC LICENSE RIGHTS IN THE NAVTECH TECHNOLOGY COMPARABLE TO
THOSE HELD BY AMERIGON. IN THE EVENT NO SUCH AGREEMENT BETWEEN NAVTECH AND
ANSLC IS ENTERED INTO, THIS AGREEMENT SHALL BE VOID AND OF NO FORCE OR EFFECT, EXCEPT THAT THIS PARAGRAPH AND SECTION 3.1 SHALL BE BINDING UPON THE PARTIES. ANSLC SHALL NEGOTIATE IN GOOD FAITH IN AN EFFORT TO REACH AN AGREEMENT WITH NAVTECH CONSISTENT WITH THE CORRESPONDENCE AND PROPOSALS HERETOFORE
EXCHANGED BETWEEN NAVTECH AND ANSLC. UPON EXECUTION OF SUCH AN AGREEMENT
BETWEEN NAVTECH AND ANSLC, ANSLC SHALL PROMPTLY NOTIFY AMERIGON IN
WRITING, AND AMERIGON AND ANSLC SHALL EXECUTE AN ADDENDUM CONFIRMING THAT THIS AGREEMENT IS IN FULL FORCE AND EFFECT. THE DATE OF EXECUTION OF SUCH AN AGREEMENT BETWEEN NAVTECH AND ANSLC SHALL BE THE "EFFECTIVE DATE" OF THIS AGREEMENT. IN THE EVENT THE EFFECTIVE DATE HAS NOT OCCURRED ON OR BEFORE JUNE 15, 1996: (i) THERE SHALL NOT BE AN EFFECTIVE DATE OF THIS AGREEMENT, UNLESS THE PARTIES MUTUALLY AGREE IN WRITING TO THE CONTRARY; AND (ii) THIS PARAGRAPH AND
SECTION 3.1 SHALL BE THE ONLY PROVISIONS OF THIS AGREEMENT BINDING UPON THE PARTIES.

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

       1.1 "Actions" shall mean any allegations, claims, suits, arbitrations, actions, or proceedings.

       1.2 "Affiliate" shall mean, with respect to any applicable party referred to in this Agreement, any corporation, limited liability company, partnership or other entity (collectively, an "Entity") of which such party (a) has legal, beneficial or equitable ownership, directly or indirectly, or the right to acquire legal, beneficial or equitable ownership, directly or indirectly, of forty percent (40%) or more of the aggregate of all equity interests in such Entity (no matter how evidenced) or (b) has legal, beneficial or equitable ownership, directly or indirectly, or the right to acquire legal, beneficial or equitable ownership, directly or indirectly, of forty percent (40%) or more of the interests (no matter how evidenced) having the power to direct the affairs of such Entity by reason of ownership of voting stock, contract or otherwise; or (c) is directly or indirectly controlling, controlled by or under common control with such applicable party. Without limiting the foregoing definition, ANSI, ANSLC and Amerigon each agrees not to create any Entity that does not meet the definition of an Affiliate hereunder for the principal purpose of circumventing or frustrating the respective rights, obligations and intentions of the parties as set forth in this Agreement. Further without limiting the foregoing definition, the parties agree that ANSI shall be deemed an Affiliate of ANSLC.

        1.3 "Amerigon Licensed Patents" shall mean all patents (not including any design patents) Issued or Issuing on patent applications entitled to an effective filing date prior to May 10, 1998, for which, (a) at May 10, 1996, Amerigon or an Amerigon Affiliate is an actual or beneficial owner or an assignee, or (b) at the date of the invention, the date of reduction to practice or May 10, 1996 any named inventor was employed by Amerigon or an Amerigon Affiliate or engaged by Amerigon or an Amerigon Affiliate pursuant to an agreement requiring that the inventor assign patent rights in such invention to Amerigon or an Amerigon Affiliate. The term "Amerigon Licensed Patents" shall also include any patent which is a reissue or extension of any of the foregoing, and any patent issuing on any patent application related as a divisional or a continuation or a continuation-in-part of any of the foregoing. Without limiting the foregoing, Amerigon Licensed Patents include those patents identified in Schedule 1.3 attached hereto.

        1.4     "Amerigon Other Consideration" means any Other
Consideration received by Amerigon or an Amerigon Affiliate.

        1.5 "Amerigon Selling Price" shall mean the Selling Price at which a VANS Product is sold, leased, licensed, made available or otherwise exploited by Amerigon, an Amerigon Affiliate or an Amerigon Sublicensee to a third party other than Amerigon, an Amerigon Affiliate, an Amerigon Sublicensee or an Affiliate of an Amerigon Sublicensee.

        1.6 "Amerigon Sublicensees" shall mean any person or entity to which Amerigon grants any rights to make, or have made VANS Products or to practice or have practiced any method or process involved in the manufacture or use thereof; or to make, have made or use Manufacturing Apparatus or practice or have practiced any method or process involved in the manufacture or use thereof; or to use, lease, sell or otherwise transfer VANS Products;

        1.7 "ANSLC Licensed Patents" shall mean all patents (not including any design patents), Issued or Issuing on patent applications entitled to an effective filing date prior to May 10, 1998, for which, (a) at May 10, 1996, ANSLC or an ANSLC Affiliate is an actual or beneficial owner or an assignee, or
(b) at the date of the invention, the date of reduction to practice or May 10, 1996 any named inventor was employed by ANSLC or an ANSLC Affiliate or engaged by ANSLC or an ANSLC Affiliate pursuant to an agreement requiring that the inventor assign patent rights in such invention to ANSLC or an ANSLC Affiliate. The term "ANSLC Licensed Patents" shall also include any patent which is a reissue or extension of any of the foregoing, and any patent issuing on any patent application related as a divisional or a continuation or a continuation-in-part of any of the foregoing. Without limiting the foregoing, ANSLC Licensed Patents include those Issued patents identified in Schedule 1.7 attached hereto, and patents hereafter Issuing on those patent applications identified in Schedule 1.7.

        1.8 "ANSLC Other Consideration" means any Other Consideration received by ANSLC or an ANSLC Affiliate.

        1.9 "ANSLC Parties" means, individually and collectively, ANSI, ANSLC and Alcom.

        1.10 "ANSLC Selling Price" shall mean the Selling Price at which a VANS Product is sold, licensed or otherwise made available or exploited by ANSLC, an ANSLC Affiliate or an ANSLC Sublicensee to a third party other than ANSLC, an ANSLC Affiliate, an ANSLC Sublicensee or an Affiliate of an ANSLC Sublicensee.

        1.11 "ANSLC Sublicensees" shall mean any person or entity to which ANSLC grants any rights to make, or have made VANS Products or to practice or have practiced any method or process involved in the manufacture or use thereof; or to make, have made or use Manufacturing Apparatus or practice or have practiced any method or process involved in the manufacture or use thereof; or to use, lease, sell or otherwise transfer VANS Products;

        1.12 "Consulting Agreement" shall mean the Consulting Agreement dated as of July 13, 1992 between and among Amerigon, ANSI and Alcom Engineering Corporation.

        1.13 "Credit Card Processing Agreement" shall mean the agreement dated August 22, 1995 between ANSI and First U.S.A./DMGT pursuant to which First U.S.A./DMGT has certain obligations with respect to the processing of credit card transactions for sales of certain Gen 4 Software.


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

        1.14 "Disputed Matters" shall mean all disputes, controversies or conflicts between any of the ANSLC Parties, on the one hand, and Amerigon, on the other hand, relating to any of the Specified Agreements and all disputes, controversies or conflicts which are the subject of the Legal Proceeding.

        1.15 "Effective Date" shall have the meaning specified on the first page of this agreement, in the paragraph immediately preceding Section 1.

        1.16 "Gen 4 Agreement" shall mean the Agreement Re Gen 4 Navigation System dated July 24, 1995 between ANSI and Amerigon, as amended by the Amendment dated as of August 14, 1995 between ANSI and Amerigon.

        1.17 "Gen 4 Hardware" shall mean VANS Hardware consisting of a printed circuit board and electronic components and connectors, cables, housings, firmware and other tangible hardware in substantially the form that exists as of the date of this Agreement for anticipated delivery by Amerigon to Amerigon's customers such as Kenwood, Alpine, Clarion and Eclipse. VANS Hardware shall be deemed to constitute Gen 4 Hardware if (a) such hardware includes a system architecture that uses a Digital Signal Processor from Analog Devices (#21MSP55) and a Motorola Central Processing Unit (#68340) (or backward compatible direct successors thereto or a second-source chips generally recognized in the industry as clones of such chips or clones of backward compatible successors thereto) or (b) such hardware is characterized by the DSP, operating as a slave to the CPU, being used for speech recognition and speech generation; the CPU being used for CD data retrieval, navigation calculations, and system control; the DSP receiving the data and program code necessary for speech recognition and speech generation from a DRAM accessible indirectly through the CPU; the DSP having dedicated SRAM for its "scratch" calculations; and a ROM from which program code necessary to start the system upon power-on is executed from the CPU. Gen 4 Hardware also includes minor modifications to the foregoing that are intended to reduce cost or to resolve technical problems or to improve performance, provided that the hardware modifications do not change the fundamental system architecture of the foregoing. Gen 4 Hardware expressly excludes any VANS Hardware that utilizes a single chip that combines the functions of the Digital Signal Processor and the Central Processing Unit.

        1.18 "Gen 4 Software" shall mean operating system and application Software for the Gen 4 Hardware which, when used on the Gen 4 Hardware, provides Voice-Interactive Navigation-Related Features or Functions. The Gen 4 Software may include, without limitation, operating system software, application programs, hardware device drivers for interfacing with audio CD players and/or maps, including points of interest.

        1.19 "Indemnified Parties" shall mean with respect to any party, such party and its Affiliates, and their respective officers, directors, agents and employees.

        1.20 "Interoperable Software" shall have the meaning specified in Section 24.1.

        1.21 "Issued", "Issuing", "Issues" and "Issuance" shall refer to the awarding of a patent based upon a patent application, whether such awarding is affected by issuance, registration, deliverance, sealing, granting or any other act.

        1.22 "Legal Proceeding" shall mean the proceeding in Superior Court, County of Los Angeles, State of California, AMERIGON INC. V. AUDIO NAVIGATION SYSTEMS, INC. ET AL., Case No. BC127921.

        1.23    "Lunel" shall mean Roy Lunel.

        1.24 "Manufacturing Apparatus" shall mean any instrumentality or aggregate of instrumentalities primarily designed for use in the fabrication of a VANS Product.

        1.25 "Navigation-Related Features or Functions" shall mean any features or functions that facilitate any one or more of the following: (a) determining and/or communicating to the user his/her current geographic position; (b) determining and/or communicating to the user what course to follow or how to navigate from one geographic location to another; (c) determining and/or communicating to the user the position of a geographic location of interest; or (d) otherwise utilizing map databases or geographic databases to determine and/or communicate to the user information relating to geographic location or position.

        1.26 "Option and License Agreement" shall mean the Option and License Agreement dated as of July 13, 1992 between Amerigon and ANSI.

        1.27    "Other Consideration" shall mean any and all consideration other than the Selling Price received by an applicable person or entity in connection with the marketing, licensing, sale or other commercial exploitation of the VANS Products or the Licensed Patents, regardless of the form or characterization of such consideration, including without limitation advances, one-time payments, stock or equity interests, profit participations, assets, development or consulting fees, tooling fees, advertising or promotional payments and any other form of compensation or consideration, provided that, in the event an applicable entity sells a stock or equity interest in connection with the marketing, licensing, sale or other commercial exploitation of the VANS Products or the Licensed Patents, "Other Consideration" shall include only that portion, if any, of the consideration received for such stock or equity interest which exceeds the fair market value of such stock or equity interest as of the date of such
transaction.   The  parties'  intention  in providing for Other Consideration to include the above fair market portion of any value paid for a stock or equity interest in connection with the marketing, licensing, sale or other commercial exploitation of the VANS Products or the Licensed Patents is to circumvent a party's ability to structure a transaction in order to avoid payments to the other party hereunder simply by characterizing a payment as part of the consideration received for a stock or equity interest rather than as a license fee. By way of example only, if an entity licenses rights to one or more VANS Products or Licensed Patents in a transaction in which such entity receives (i) consulting fees; (ii) support fees; (iii) a one-time payment; and
(iv) an equity investment in which the licensee acquires a portion of the stock of such entity, Other Consideration would include the consulting fees, the support fees, the one-time payment and any portion of the amount paid for the stock of such entity which exceeds the fair market value of the stock as of the date of purchase. Any dispute over what portion of consideration paid for a stock or equity interest exceeds the fair market value of such stock or equity
interest shall be resolved as set forth in Section 20.    Further,  in  the
event that a VANS Product is incorporated into a larger product, and there are no bona fide separately stated prices for the VANS Product and the non-VANS portion of the larger product, the allocation of what portion of the Other Consideration is attributable to the VANS Product and the non-VANS portion of the larger product for the purpose of calculating payments hereunder shall be made based on a reasonable good faith apportionment of the value of the VANS Product and the value of the non-VANS portion of the larger product, where the value of the VANS product is based upon the value added to the non-VANS portion of the larger product by the VANS Product to Unrelated Third Party purchasers at the distribution level at which sales to Unrelated Third Party Purchasers actually occur.

       1.28 "Outsourcing Agreement" shall mean the agreement dated October 1, 1995 between ANSI and The Right Start, Inc. pursuant to which The Right Start, Inc. has certain obligations with respect to the operation of a toll-free 800 number, and the providing of telemarketing, direct mail and order fulfillment services for sales of certain Gen 4 Software.

       1.29 "Passcode Activation Patent" shall mean all patents, if any, Issued or Issuing on (a) the patent application(s) identified in Schedule
1.29 and any foreign filings thereon, or (b) any other patent applications filed with respect to the Sales Fulfillment / Activation Technology, including any patent which is a reissue or extension of any of the foregoing, and any patent issuing on any such patent application(s) related as a divisional or a continuation or a continuation-in-part of any of the foregoing.

        1.30    "Prior Agreements" shall have the meaning specified in Section
2.

        1.31 "Sales Fulfillment / Activation Technology" shall mean the method and process utilized by ANSI for decryption and activation of Gen 4 Software and the program code utilized by ANSI to implement such method and process.

        1.32 "Selling Price" shall mean, with respect to any applicable person or entity, the bona fide gross invoiced billing price at which a VANS Product is sold, leased, licensed or otherwise made available or exploited by such entity, less the following: (i) promotional, refund, returns or similar credits or rebates which are actually granted or credited against amounts invoiced; and (ii) any federal, state or foreign sales, excise or other taxes or tariffs imposed on the licensing, manufacture and/or distribution of VANS Products (not including taxes based on income). If said billing price includes the following items, they may be deducted only if separately stated:
packing, transportation and insurance charges    Commissions and costs payable
to sales representatives shall not be deductible from the gross invoiced billing price for purposes of calculating the Selling Price. If a VANS Product includes both VANS Hardware and VANS Software, and there are no BONA FIDE separately stated prices for the VANS Hardware and the VANS Software incorporated in such VANS Product, the allocation of what portion of the Selling Price is attributable to the VANS Hardware and what portion is attributable to the VANS Software for purposes of calculating payments hereunder shall be made based on
(i) the ratio of the average selling price or license fee charged by the entity selling, leasing, licensing, making available or otherwise exploiting the VANS Product for separate transactions with respect to the VANS Hardware and VANS Software contained in such VANS Product during the same quarterly period (or the most recent quarterly period in which sales or licenses have occurred), if such products are or were sold or licensed separately, or (ii) in the event the VANS Hardware and VANS Software contained in such VANS Product are not and were not sold or licensed separately, such allocation shall be based on a reasonable good faith apportionment of the relative values, to Unrelated Third Party purchasers at the distribution level at which sales to Unrelated Third Party Purchasers actually occur, of the VANS Hardware and VANS Software comprising said VANS Product and the relative prices that could be charged for such products if sold, leased, licensed, made available
or  otherwise  exploited separately.    Further,  in  the  event  that  a  VANS
Product is incorporated into a larger product, and there are no bona fide separately stated prices for the VANS Product and the non-VANS portion of the larger product, the allocation of what portion of the Selling Price is attributable to the VANS Product and the non-VANS portion of the larger product shall be a reasonable good faith apportionment of the value of the VANS Product and the value of the non-VANS portion of the larger product, where the value of the VANS Product is based upon the value added to the non-VANS portion of the larger product by the VANS Product to Unrelated Third Party purchasers at the distribution level at which sales to Unrelated Third Party Purchasers actually occur. By way of example only, if a VANS product is incorporated into a larger CD product, where the sales price (at the appropriate distribution level) of comparable non-VANS CD products is $300 and the sales price of the larger, integrated product is $450, the apportionment of value to the VANS product would be $150, notwithstanding whatever price might by sought or paid for separately priced stand-alone VANS products. Also by way of example only, in the event a VANS Product consisting of a chipset is sold by ANSLC, an ANSLC Affiliate or an ANSLC Sublicensee to an Unrelated Third Party for integration by such third party into a consumer product, the Selling Price would be the Selling Price for such chipset.

        1.33 "Specified Agreements" shall mean the Consulting Agreement, the Option and License Agreement, and the Gen 4 Agreement.

        1.34    "Specified  Recoupment"  shall  have  the  meaning specified in
Section 12.1.2.1.

        1.35 "Specified Software" shall mean any software, including without limitation operating system software, application programs, hardware device drivers for interfacing with audio CD players, and/or maps, irrespective of the form or medium in which such software is embodied, including magnetic and/or optical storage media, CD-ROMs, firmware, and any other media now known or hereafter invented, which software is created by or for ANSLC, Amerigon, an ANSLC Affiliate or an Amerigon Affiliate or which is created, manufactured, distributed, used or sold pursuant to license or authorization from ANSLC, Amerigon, an ANSLC Affiliate or an Amerigon Affiliate.

        1.36 "Unrelated Third Party" shall mean, as to Amerigon, any person or entity other than Amerigon, an Amerigon Affiliate, an Amerigon Sublicensee or an Affiliate of an Amerigon Sublicensee, and as to ANSLC shall mean any person or entity other than ANLSC, an ANSLC Affiliate, an ANSLC Sublicensee or an Affiliate of an ANSLC Sublicensee.

        1.37 "VANS Hardware" shall mean (i) any hardware meeting all of the criteria set forth in subparagraphs (a), (b), (c) and (d) below, or (ii) any hardware that, in the form sold to end-user customers (including any software resident in firmware on such hardware or otherwise provided or bundled with such hardware) would be deemed to infringe or contributorily infringe United States patent #5,274,560 if manufactured or sold without a license to such patent, irrespective of whether such hardware meets the criteria set forth in subparagraphs (a), (b), (c) and (d) below:

       (a) The hardware (when used with software resident in firmware on such hardware or otherwise provided for use with such hardware) is capable of providing Voice-Interactive Navigation-Related Features or Functions, whether or not such hardware also provides other features or functions;

       (b) Substantially all of (i) the computing and memory storage functions or (ii) the digital processing and memory storage functions associated with the providing of Voice-Interactive Navigation-Related Features or Functions are performed locally, in the hardware unit itself, and
not remotely.   By way of example only, a cellular phone or other device
through which navigation information is communicated to a user would not be deemed to constitute VANS Hardware where such device does not provide substantially all of the computing and memory storage functions associated with the providing of Voice-Interactive Navigation-Related Features or Functions but merely communicates to the user navigation information originating from a remote system.

       (c) The designs or specifications for the hardware were created in substantial and material part by or for ANSLC, Amerigon, an ANSLC Affiliate or an Amerigon Affiliate or were designed, manufactured, distributed, used or sold pursuant to license or authorization from ANSLC, Amerigon, an ANSLC Affiliate or an Amerigon Affiliate. By way of example only, if ANSLC or Amerigon is a value-added reseller for hardware designed in part by a third party, and ANSLC or Amerigon, as applicable, contributes substantial and material modifications to such third party hardware design, the designs or specifications for such hardware will be deemed to have been created in substantial and material part by or for ANSLC or Amerigon, as applicable.

       (d) The hardware was designed in substantial part and is marketed in substantial part for the purpose of providing Voice-Interactive Navigation-Related Features or Functions (when used with software resident in firmware on such hardware or otherwise provided for use with such hardware).

Notwithstanding anything to the contrary set forth in this Section 1.37, a general purpose personal computer running a standard, generally available, general-purpose operating system or operating environment and capable of running a wide range of applications programs (E.G., an operating system/environment such as MS-DOS, Windows, UNIX, Macintosh OS and similar operating systems/environments) shall not constitute VANS Hardware.

       1.38 "VANS Navigation Software" shall mean any Specified Software that enables Voice-Interactive Navigation-Related Features or Functions, which software either:

       (a) is designed for operation on VANS Hardware; or

          (b) is designed for operation on hardware that

               (i) does not constitute VANS Hardware; and

               (ii) performs substantially all of (a) the computing and memory storage functions or (b) the digital processing and memory storage functions associated with the providing of Voice-Interactive Navigation-Related Features or Functions are performed locally, in the non-VANS Hardware unit itself, and not remotely.

By way of example only, in the case of software created by ANSLC or Amerigon that enables Voice-Interactive Navigation-Related Features or Functions and that is designed and marketed for operation on a general purpose laptop PC running MS-DOS/Windows, where such laptop PC performs substantially all of the computing and memory storage functions associated with the providing of Voice-Interactive Navigation-Related Features or Functions locally, such software would be deemed VANS Navigation Software and such laptop PC would not be deemed VANS Navigation Hardware.

        1.39 "VANS Non-Navigation Software" shall mean any Specified Software that (a) is designed and marketed for operation on VANS Hardware and
(b) does not provide Navigation-Related Features or Functions. By way of example only, software designed and marketed for operation on VANS Hardware to play blackjack or other games which does not provide Navigation-Related Features or Functions would constitute VANS Non-Navigation Software.

        1.40  "VANS Product" shall mean any item of VANS Hardware or VANS
Software.

        1.41 "VANS Software" shall mean any VANS Navigation Software and any VANS Non-Navigation Software. For purposes of determining the percentage royalty payable pursuant to Section 12.1 or 12.2, VANS Software shall be considered part of the VANS Hardware (and therefore be subject to the two percent (2%) royalty percentage) if such VANS Software is (a) embedded on firmware in VANS Hardware, and (b) consists solely of operating system software and/or device drivers and not applications programs.

        1.42 "Voice-Interactive" shall mean, with respect to any system, a system that responds to human vocal utterances and communicates to the user via speech (whether such speech is synthesized, recorded or otherwise generated by any process or method now known or hereafter invented).

2. PRIOR AGREEMENTS. All agreements, negotiations, representations and obligations which may now be in effect between ANSI and Amerigon, including without limitation the Specified

Agreements (collectively the "Prior Agreements"), whether oral or written, and whether or not relating specifically to the Disputed Matters or the subject matter of this Agreement, and whether or not specifically referred to herein, are hereby terminated and superseded by this Agreement, except to the extent set forth in Schedule 2.

3.  RIGHTS TO EXISTING TECHNOLOGY.

       3.1 DELIVERY OF EXISTING VOICE FILES. Not later than May 31, l996, Amerigon will provide ANSLC with a copy of all then currently existing voice files for Amerigon's VANS Navigation Software embodying the recorded speech of Lunel. Such voice files will be provided to ANSLC in both compressed and uncompressed formats, in SIX SYM CIX CMP format. Amerigon will also deliver to ANSLC with such voice files such technical information as is reasonably required to inform ANSLC how to access and utilize such voice files. IN THE EVENT AMERIGON MAKES SUCH A DELIVERY OF VOICE FILES PRIOR TO THE EFFECTIVE DATE, AND NO AGREEMENT IS REACHED BETWEEN NAVTECH AND ANSLC SUCH THAT THE EFFECTIVE DATE DOES NOT OCCUR, ANSLC SHALL HAVE NO RIGHTS TO DISTRIBUTE, SELL, LICENSE, MARKET OR COMMERCIALLY EXPLOIT THE VOICE FILES DELIVERED TO ANSLC PURSUANT TO THIS SECTION.

       3.2 DELIVERY OF SALES FULFILLMENT/ACTIVATION TECHNOLOGY. Upon execution of this Agreement, ANSLC will provide Amerigon with a copy of those items identified in Schedule 3.2. ANSLC will also deliver to Amerigon such other technical information and materials as are reasonably required to inform Amerigon how to utilize the Sales Fulfillment/Activation Technology.

       3.3  COVENANTS NOT TO SUE.

            3.3.1 BY AMERIGON. Except as otherwise provided in Section 18, the Amerigon Releasing Parties hereby covenant not to bring any claim for relief, whether by litigation or otherwise, based on allegations (whether true or not) that any information, technology, knowledge, know-how or products known to or in the possession of the ANSLC Parties at May 10, 1996 or any of the materials delivered by Amerigon to ANSLC pursuant to Section
3.1, include or incorporate in any way, or are in any way based on or derived from, proprietary information or intellectual property (including copyrights, trade secrets or otherwise) created, developed, authored or owned (legally, equitably or beneficially) by or on behalf of any of the Amerigon Releasing Parties. This covenant by the Amerigon Releasing Parties shall extend to any other party (whether an ANSLC Affiliate, ANSLC Sublicensee, customer or otherwise) only to the extent that such entity's information, technology, know-how or products are derived from any information, technology, knowledge, know-how or products of any of the ANSLC Released Parties which were known to or in the possession of the ANSLC Released Parties at May 10, 1996.

            3.3.2 BY ANSLC. Except as otherwise provided in Section 18, the ANSLC Releasing Parties hereby covenant not to bring any claim for relief, whether by litigation or otherwise, based on allegations (whether true or not) that any information, technology, knowledge, know-how or products known to or in the possession of Amerigon at May 10, 1996 or any of the materials delivered by ANSLC to Amerigon pursuant to Section 3.2 include or incorporate in any way, or are in any way based on or derived from proprietary information or intellectual property (including copyrights, trade secrets or otherwise) that was created, developed, authored or owned (legally, equitably or beneficially) by or on behalf of any of the ANSLC Releasing Parties.
This covenant by the ANSLC Releasing Parties shall extend to any other party (whether an Amerigon Affiliate, Amerigon Sublicensee, customer or otherwise) only to the extent that such entity's information, technology, know-how or products are derived from any information, technology, knowledge, know-how or products of any of the Amerigon Released Parties which were known to or in the possession of any of the Amerigon Released Parties May 10, 1996.

        3.4 LIMITATION ON ANSLC'S RIGHTS TO GEN 4. Notwithstanding the provisions of Section 3.3, each of the ANSLC Parties agrees that it and the ANSLC Affiliates and ANSLC Sublicensees will not design, manufacture or sell or authorize or assist in the design, manufacture or sale of any VANS Hardware utilizing a system architecture meeting the definition of Gen 4 Hardware hereunder. Nothing contained herein shall be deemed to limit the ANSLC Parties' or their Affiliates' or Sublicensees' respective rights to design, manufacture or sell, or authorize the design, manufacture or sale of VANS Hardware that utilizes a single chip that combines the functions of the Digital Signal Processor and the Central Processing Unit.

        3.5 LIMITATIONS ON AMERIGON'S RIGHTS. Notwithstanding the provisions of Section 3.3, Amerigon agrees that, for a period of twenty-four
(24) months following May 10, 1996, Amerigon, the Amerigon Affiliates and the Amerigon Sublicensees will not sell commercially any VANS Hardware incorporating a Texas Instruments TMS320C32 DSP chip (or backward compatible direct successors thereto or a second-source chips generally recognized in the industry as clones of such chips or clones of backward compatible successors thereto).

        3.6  OWNERSHIP OF PROPRIETARY RIGHTS IN EXISTING TECHNOLOGY.

             3.6.1 GENERAL. Since the Option and License Agreement was executed, various technology relating to VANS Products has been created by ANSI or ANSI Affiliates and/or

Amerigon or Amerigon Affiliates, including, without limitation, corrections and enhancements to maps, improvements and enhancements to VANS Navigation Software, improvements and enhancements to speech software, and new software (including software tools) that did not exist when the Option and License Agreement was executed.

            3.6.2 ANSI OWNERSHIP. The ANSLC Parties and Amerigon agree that, as between the ANSLC Parties and Amerigon, ANSLC will own all copyrights, patents, trade secrets and other proprietary rights in any technology, inventions and works of authorship created, invented, discovered or made by any of the ANSLC Parties at any time prior to the date of this Agreement that relate to any VANS Products, subject to Amerigon's rights set forth in Section 3.3 and Section 6. Without limiting the foregoing, the parties agree that all inventions described in Schedule 1.7 and all patent rights therein are owned by ANSLC, subject to Amerigon's rights set forth in
Section 3.3 and Section 6.

            3.6.3 AMERIGON OWNERSHIP. The ANSLC Parties and Amerigon agree that, as between the ANSLC Parties and Amerigon, on the other hand, Amerigon will own all copyrights, patents, trade secrets and other proprietary rights in any technology, inventions and works of authorship created, invented, discovered or made by Amerigon or any Amerigon Affiliate at any time prior to the date of this Agreement that relate to any VANS Products, subject to ANSLC's rights set forth in Section 3.3 and Section 7.

            3.6.4 JOINT OWNERSHIP. The ANSLC Parties and Amerigon agree that, as between the ANSLC Parties and Amerigon, ANSLC and Amerigon will jointly own in equal undivided shares all copyrights, patents, trade secrets and other proprietary rights in any technology, inventions and works of authorship created, invented, discovered or made by or through joint collaborative efforts of the ANSLC Parties or any Affiliate of any of the ANSLC Parties, on the one hand, and Amerigon and/or any Amerigon Affiliate, on the other hand, at any time prior to the date of this Agreement where both Amerigon or any of its Affiliates and the ANSLC Parties or any of their respective Affiliates contributed substantial and significant legally
protectible   elements. Notwithstanding such joint ownership, neither party shall have any obligation, express or implied, to deliver to the other any materials relating to or embodying any such jointly owned technology, inventions or works of authorship, except to the extent of any obligations expressly set forth in this Agreement.

       3.7 OWNERSHIP OF TRADEMARKS. The ANSLC Parties and Amerigon agree that, as between the ANSLC Parties and Amerigon:

            3.7.1 IVS TRADEMARK. Amerigon shall retain exclusive trademark rights to the mark "IVS," and ANSI agrees not to use or authorize the use of "IVS" or any mark confusingly similar to IVS.

                3.7.2 VANS TRADEMARK. ANSLC shall retain exclusive trademark rights to the marks "VANS," "AudioNav," "Audio Navigation Systems" and "vehicle audio navigation system," to the extent such marks are legally protectible.
The ANSLC Parties agrees that licensees and distributors of Amerigon that have already commenced to use the "VANS" mark or similar marks shall have the right to continue to use such mark, including without limitation that Eclipse shall have the right to continue to use the marks "VAANS" and "voice activated audio navigation system." Nothing contained in this Agreement shall be deemed to constitute an admission or acknowledgement by the ANSLC Parties or Amerigon as to the scope of protection for the terms "VANS" or "vehicle audio navigation system."

        3.8     NO WARRANTIES RE TECHNOLOGY.   AMERIGON MAKES NO REPRESENTATION
OR WARRANTY OF ANY KIND TO ANY OF THE ANSLC PARTIES, AND THE ANSLC PARTIES MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND TO AMERIGON, WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW) OR STATUTORY WITH RESPECT TO THE VANS PRODUCTS OR ANY TECHNOLOGY, INVENTIONS AND WORKS OF AUTHORSHIP OR ANY PROPRIETARY RIGHTS CREATED, INVENTED, DISCOVERED OR MADE IN WHOLE OR IN PART BY SUCH PARTY OR LICENSED TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT. THE ANSLC PARTIES AND AMERIGON EACH EXPRESSLY DISCLAIMS TO THE OTHER ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED
WARRANTIES  AGAINST INFRINGEMENT.   NEITHER THE ANSLC PARTIES, ON THE ONE HAND,
OR AMERIGON, ON THE OTHER HAND, WARRANTS OR REPRESENTS TO THE OTHER THAT ANY OF THE TECHNOLOGY, INVENTIONS OR WORKS OF AUTHORSHIP CREATED OR INVENTED BY SUCH PARTY OR LICENSED TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT ARE ERROR-FREE OR THAT OPERATION, USE OR IMPLEMENTATION THEREOF WILL BE UNINTERRUPTED.

4.     INDEMNIFICATIONS

        4.1 THIRD PARTY CLAIMS AGAINST THE ANSLC PARTIES. Except for claims for which ANSLC has an indemnification obligation pursuant to this
Section 4, Amerigon agrees to indemnify and hold the ANSLC Parties and their respective Indemnified Parties harmless from and against any claims, actions, damages, liabilities, costs and expenses, including reasonable attorney's fees, arising out of any claim brought by any Amerigon customer or licensee or other third party arising out of Amerigon's operation of its business from and after the Effective Date, including any claims arising out of the sale, licensing, distribution, marketing or exploitation of VANS Products or Licensed Patents by Amerigon, its Affiliates and Sublicensees, except to the extent such claims arise out of (a) acts or deeds of any of the ANSLC Parties after the Effective Date or (b) the sale, licensing, distribution, marketing or exploitation of VANS Products or Licensed Patents by ANSLC, its Affiliates or Sublicensees.

     4.2       THIRD PARTY CLAIMS AGAINST AMERIGON.   Except for claims  for
which Amerigon has an indemnification obligation pursuant to this Section 4, ANSLC agrees to indemnify and hold the Amerigon and its Indemnified Parties harmless from and against any claims, actions, damages, liabilities, costs and expenses, including reasonable attorney's fees, arising out of any claim brought by any ANLSC customer or licensee or other third party arising out of the operation by any of the ANSLC Parties of their respective businesses from and after the Effective Date, including any claims arising out of the sale, licensing, distribution, marketing or exploitation of VANS Products or Licensed Patents by ANSLC, its Affiliates and Sublicensees, except to the extent such claims arise out of (a) acts or deeds of Amerigon after the Effective Date or (b) the sale, licensing, distribution, marketing or exploitation of VANS Products or Licensed Patents by Amerigon, its Affiliates or Sublicensees.

     4.3       LIMITATIONS.  The indemnification obligations set forth in this
Section 4 shall not apply with respect to claims asserted by third parties unless the party claiming indemnification notifies the other of any such claims promptly after the notifying party receives notice of such claims from the third party and gives the other full opportunity to control the response thereto and the defense thereof, including, without limitation, any agreement relating to the settlement thereof. An indemnitor may settle any Action on terms and conditions of such party's selection, provided they are not in conflict with the terms of this Agreement and the indemnitor pays all settlement amounts. The Indemnified Parties may participate in any Action at their expense, subject to
the additional rights described below.   If an indemnitor fails to promptly
investigate, defend or settle, then the Indemnified Parties will, following notification to the indemnitor, have the right from that time on to have sole control of the defense of such Action and all negotiations for its settlement or compromise, and in such event, the indemnitor will pay, as they become due, all costs, expenses, and reasonable attorneys' fees incurred by the Indemnified Parties in undertaking such actions and any judgments or decrees which may be rendered against or any settlements or compromises that may be entered into by the Indemnified Parties relating to a claim indemnified against hereunder.

5.   CREATION OF ADDITIONAL VOICE  FILES.

     5.1 ENGAGING LUNEL. ANSLC and Amerigon shall each have the right to make arrangements for Lunel to produce additional voice files for use by the respective parties. The parties shall consult with one another regarding the scheduling of Lunel's time and shall coordinate their engagement of Lunel so that both parties have reasonable access to and ability to utilize Lunel's services for such purposes. Both parties will cooperate in good faith in scheduling the use of Lunel's services so that neither party monopolizes Lunel's time for an extended period or precludes the other from having a reasonable ability to utilize Lunel's services.

      5.2 COSTS OF PRODUCING VOICE FILES. In the event that ANSLC and Amerigon each desire to have Lunel create an identical voice file, Amerigon and ANSLC shall each bear one half of the commercially reasonable costs of producing such voice file. In the event ANSLC or Amerigon engages Lunel to produce a voice file which is not identical to a voice file sought by the other party, the party engaging Lunel shall bear the full costs of creating such voice file. In the event ANSLC engages Lunel to produce a voice file which is not identical to a voice file sought by Amerigon, Amerigon agrees that during a period of one (1) year from the Effective Date, it will use reasonable efforts to cooperate in good faith to permit Lunel to use Amerigon's in-house studio to record such voice files, provided that such studio time is scheduled on dates and times reasonably convenient to Amerigon and that Amerigon has the personnel and resources available to provide necessary technical support and supervision. Amerigon shall charge ANSLC for use of such studio and related resources at
commercially reasonable rates.   Amerigon shall have no obligation to permit any
personnel other than Lunel to have access to Amerigon's premises in connection with such recording activities. In the event of any disputes between Amerigon and ANSLC with respect to such recording activities or the technical quality of such recordings, ANSLC's sole and exclusive remedy shall be to arrange at ANSLC's expense to record such voice files at a studio other than the one on Amerigon's premises. Amerigon will, upon ANSLC's request, provide ANSLC with reasonable technical specifications (such as volume levels and descriptions of equipment used in Amerigon's studio) to assist ANSLC in attempting to replicate at another studio the sound quality of Lunel recordings made at Amerigon's studio.

      5.3     ROYALTIES.    ANSLC  and  Amerigon  shall  each  be responsible
for any royalties or per copy fees payable with respect to copies of voice files made by it or under its authority.

      5.4 OWNERSHIP AND LICENSING OF VOICE FILES. As between ANSLC and Amerigon, ANSLC shall own all proprietary rights in any voice files which it pays or has paid Lunel to create, Amerigon shall own all proprietary rights in any voice files which it pays or has paid Lunel to create, and proprietary rights in any voice files for which the costs are borne one-half by Amerigon and one-half by ANSLC shall be jointly owned in equal undivided shares by Amerigon and ANSLC, with each party having full non-exclusive rights to exercise all rights of ownership with respect to such jointly owned voice files, provided that notwithstanding such joint ownership, neither party shall have any obligation to account to or pay the other party for the use of such jointly owned voice files. For purposes of this Section, proprietary rights in voice files shall include copyrights, rights of publicity and any other rights. Nothing in this Section is intended to limit the rights of either party pursuant to Section 3.3 with respect to voice files currently in the possession of ANSLC or Amerigon or delivered pursuant to Section 3.1.

6.     PATENT LICENSE FROM ANSLC TO AMERIGON.

       6.1     GENERAL.   ANSLC  grants  to  Amerigon  a  worldwide nonexclusive
license under the ANSLC Licensed Patents as follows:

               6.1.1 to make and have made VANS Products and to practice and have practiced any method or process involved in the manufacture or use thereof;

               6.1.2 to make, have made and use Manufacturing Apparatus and to practice and have practiced any method or process involved in the manufacture or use thereof;

               6.1.3  to use, lease, sell and otherwise transfer VANS Products.

       6.2     PASSCODE  ACTIVATION  PATENT.    ANSLC  grants  to Amerigon  a
worldwide nonexclusive license under the Passcode Activation Patent to practice and have practiced any method or process in connection with the making, use, lease, sale, transfer or other distribution or exploitation of VANS Products.

       6.3 EXTENSION OF LICENSE TO AFFILIATES AND SUBLICENSEES. The licenses granted to Amerigon pursuant to this Section 6 includes the right of Amerigon to sublicense Amerigon Sublicensees (which may include without limitation Amerigon Affiliates). To the extent an Amerigon Sublicensee desires to further sublicense any such rights, any such further sublicense agreement must be entered into between Amerigon and the sublicensee, and not between an Amerigon Sublicensee and the sublicensee. By way of example only, if Amerigon sublicenses certain rights to an Amerigon Sublicensee, and such Amerigon Sublicensee wishes to further sublicense certain rights such as manufacturing rights, the sublicense of rights to the manufacturing sublicensee must be entered into directly between Amerigon and such manufacturing sublicensee, and not between the Amerigon Sublicensee and the manufacturing sublicensee. Such manufacturing sublicensee would thereby become an Amerigon Sublicensee. Each such Amerigon Sublicensee shall be bound by the terms and conditions of Sections 6.3, 8, 13.6, 24.1, 24.2 and 24.4 of this Agreement as if it were named herein in the place of Amerigon.

7.     PATENT LICENSE FROM AMERIGON TO ANSLC.

       7.1     GENERAL.   Amerigon  grants  to  ANSLC  a  worldwide nonexclusive
license  under  the  Amerigon  Licensed  Patents  as follows:

               7.1.1 to make and have made VANS Products and to practice and have practiced any method or process involved in the manufacture or use thereof;

               7.1.2 to make, have made and use Manufacturing Apparatus and to practice and have practiced any method or process involved in the manufacture or use thereof;
               7.1.3  to use, lease, sell and otherwise transfer VANS Products.

       7.2 EXTENSION OF LICENSE TO AFFILIATES AND SUBLICENSEES. The licenses granted to ANSLC pursuant to this Section 7 includes the right of ANSLC to sublicense ANSLC Sublicensees (which may include without limitation Amerigon Affiliates). To the extent an ANSLC Sublicensee desires to further sublicense any such rights, any such further sublicense agreement must be entered into between ANSLC and the sublicensee, and not between an ANSLC Sublicensee and the sublicensee. Each such ANSLC Sublicensee shall be bound by the terms and conditions of Sections 7.2, 8, 13.6, 24.1, 24.2 and 24.4 of this Agreement as if it were named herein in the place of ANSLC.

8.     PATENT NOTICES.   Amerigon agrees to mark and to require Amerigon
Sublicensees to mark all VANS Products covered by the claim of an Issued ANSLC Licensed Patent, and ANSLC agrees to mark and require ANSLC Sublicensees to mark all VANS Products covered by the claim of an Issued Amerigon Licensed Patent, with the words "U.S. Patent No." and the numbers of the applicable Issued Licensed Patents.

9. DISCLOSURE OF PATENTS. Each party shall disclose to the other within thirty (30) days following Issuance any Licensed Patents hereunder Issued to such party.

10.    EXPENSES  OF  PATENT  PROSECUTION.    Except  as  otherwise provided in
this Section, each party shall bear its own expenses with respect to the prosecution of any applications for patents owned by such party pursuant to
Section 3.6. To the extent that either party believes that an invention has been made jointly by one or more employees or persons engaged by Amerigon, on the one hand, and one or more employees or persons engaged by any of the ANSI Parties, on the other hand, ANSLC and Amerigon shall, at the request of either party, negotiate in good faith in an effort to agree upon whether such invention was made jointly and whether any patent application should be made jointly, it being the parties intention to avoid any error in identifying the inventor(s) of a patent that could bar issuance of or jeopardize the validity of the patent.
If the parties agree that a patent application is to be made jointly, the parties shall negotiate in good faith with respect to appropriate sharing of the expenses of prosecuting such patent application and with respect to management and control of the prosecution of such patent application.

11.    PATENT LITIGATION AND APPORTIONMENT OF RECOVERY.

       11.1 EACH PARTY RESPONSIBLE FOR PROTECTION OF ITS PATENTS. Amerigon shall be solely responsible for taking, at its expense, all actions, legal or otherwise, which it deems reasonably necessary or desirable with respect to infringements by third parties of the Amerigon Licensed Patents, and ANSLC shall be solely responsible for taking, at its expense, all actions, legal or otherwise, which it deems reasonably necessary or desirable with respect to infringements by third parties of the ANSLC Licensed Patents. Amerigon shall control the type and conduct of all such infringement actions relating solely to Amerigon Licensed Patents (including without limitation sole control over the settlement thereof) and ANSLC shall control the type and conduct of all such infringement actions with respect to ANSLC Licensed
Patents (including without limitation sole control over the settlement thereof). Amerigon and ANSLC each agrees to provide reasonable cooperation to the other in connection with any such action and to keep the other informed of the progress of any such action.

       11.2 RIGHT TO SHARE LITIGATION EXPENSES AND APPORTIONMENT OF RECOVERIES. Without limiting Amerigon's and ANSLC's respective rights to control actions which either of them initiate to enforce their respective Licensed Patents, as set forth in Section 11.1, in the event Amerigon undertakes legal action with respect to alleged infringement by any third party of any of the Amerigon Licensed Patents, or in the event ANSLC undertakes legal action with respect to alleged infringement by any third party of any of the ANSLC Licensed Patents, the party undertaking such action shall inform the other party in writing of the action, including a description of the claims asserted, the basis for the assertion of such claims, an estimate of the legal fees and other expenses anticipated to be incurred in connection with such action, and such other information reasonably requested by the other party. The other party shall have the right, within sixty (60) days following receipt of such information, to elect to bear up to fifty percent (50%) of the legal fees and other expenses incurred in such action. In the event of such an election, the party undertaking the action shall continue to have sole control over the conduct of the action (including without limitation sole control over the settlement thereof), shall bill the other party on a monthly basis for its share of fees and expenses incurred in the preceding month, and shall keep the other party reasonably apprised of all developments in the proceedings. Any recoveries and/or settlement fees received from suits or settlements for alleged or actual infringement in which fees and expenses are shared as set forth in this Section shall, after payment of all fees and expenses, be divided between ANSLC and Amerigon in the same proportion as the proportional sharing of fees and expenses. By way of example only, if ANSLC undertakes legal action with respect to alleged infringement by a third party of an ANSLC Licensed Patent, and Amerigon elects to bear thirty percent (30%) of the legal fees and other expenses incurred in connection with such action, Amerigon would be entitled to receive thirty percent (30%) of any recovery and/or settlement fees received.

12.    ROYALTIES.

       12.1    ROYALTIES PAYABLE BY ANSLC.

               12.1.1 HARDWARE.   With respect to VANS Hardware, ANSLC shall pay
to Amerigon the following amounts:

                      12.1.1.l   Two Percent (2%) of the ANSLC Selling
Price with respect to all VANS Hardware.

                      12.1.1.2 To the extent that ANSLC or an ANSLC Affiliate is entitled to receive royalties or other amounts calculated on the basis of the ANSLC Selling Price (or a comparable royalty base), and the amount of such royalties or other amounts exceeds Two Percent (2%) of the ANSLC Selling Price for the VANS Hardware, all such royalties or other amounts in excess of Two Percent (2%) of the ANSLC Selling Price shall be deemed to constitute
ANSLC Other Consideration. By way of example only, in the event ANSLC is entitled to receive from an unrelated third party royalties equal to three percent (3%) of the ANSLC Selling Price of VANS Hardware, ANSLC will pay to Amerigon an amount equal to two percent (2%) of the ANSLC Selling Price with respect to such VANS Hardware, and the remaining one percent (1%) of the ANSLC Selling Price shall be deemed to constitute ANSLC Other Consideration, a percentage of which shall be payable to Amerigon as set forth in Section 12.1.2.

               12.1.2 SOFTWARE AND ANSLC OTHER CONSIDERATION. With respect to VANS Software and ANSLC Other Consideration, ANSLC shall pay to Amerigon the following amounts:

                      12.1.2.1 Fifteen Percent (15%) of the ANSLC Selling Price with respect to all VANS Software and Fifteen Percent of all ANSLC Other Consideration, provided that such amount shall be increased from Fifteen Percent (15%) to Twenty Percent (20%) until such point ("Specified Recoupment") as the sum of (a) the aggregate additional amounts paid by ANSLC pursuant to this
Section 12.1.2.1 as a result of such Five Percent (5%) increase plus (b) the aggregate reduction in amounts paid by Amerigon to ANSLC pursuant to
Section 12.2.2.1 as a result of the Five Percent (5%) reduction described in
Section 12.2.2.1 equals Five Million Dollars ($5,000,000).

                      12.1.2.2 Thereafter, Ten Percent (10%) of the ANSLC Selling Price with respect to all VANS Software and Ten Percent (10%) of all ANSLC Other Consideration until such point as the aggregate amounts paid to Amerigon pursuant to this Section

12.1.2.2 following Specified Recoupment equals Five Million Dollars
($5,000,000).

                      12.1.2.3 Thereafter, Seven and One Half Percent (7.5%) of the ANSLC Selling Price with respect to all VANS Software and Seven and One Half Percent (7.5%) of all ANSLC Other Consideration until such point as the aggregate amounts paid to Amerigon pursuant to Sections 12.1.2.2 and this
Section 12.1.2.3 following Specified Recoupment equals Ten Million Dollars ($10,000,000).

                      12.1.2.4 Thereafter, Five Percent (5%) of the ANSLC Selling Price with respect to all VANS Software and Five Percent (5%) of all ANSLC Other Consideration.

                      12.1.2.5 To the extent that ANSLC or an ANSLC Affiliate is entitled to receive royalties or other amounts calculated on the basis of the ANSLC Selling Price with respect to VANS Software (or a comparable royalty base), and the amount of such royalties or other amounts exceeds the applicable percentage of the ANSLC Selling Price for such VANS Software which is payable to Amerigon pursuant to this Section 12.1.2, all such royalties or other amounts in excess of the percentage of the ANSLC Selling Price payable
to Amerigon shall be deemed to constitute ANSLC Other Consideration.   By way
of example only, in the event ANSLC is entitled to receive from an unrelated third party (i) royalties equal to twenty-five percent (25%) of the ANSLC Selling Price of VANS Software; (ii) consulting fees; (iii) support fees;
(iv) a one-time payment; and (v) an equity investment in which the licensee acquires an equity interest in ANSLC, Other Consideration would include the consulting fees, the support fees, the one-time payment and that portion of the equity investment which exceeds the fair market value of the equity interest acquired, plus any portion of the royalty based on the Selling Price of the VANS Software in excess of the royalty based on the Selling Price of the VANS Software payable to Amerigon pursuant to
Section 12.1.2.1, 12.1.2.2, 12.1.2.3 or 12.1.2.4.

       12.2    ROYALTIES PAYABLE BY AMERIGON.

                      12.2.1 HARDWARE.   With respect to VANS Hardware, Amerigon
shall pay to ANSLC the following amounts:

                      12.2.1.1 Two Percent (2%) of the Amerigon Selling Price with respect to all VANS Hardware.

                      12.2.1.2 To the extent that Amerigon or an Amerigon Affiliate is entitled to receive royalties or other amounts calculated on the basis of the Amerigon Selling Price (or a comparable royalty base), and the amount of such royalties or other amounts exceeds Two Percent (2%) of the Amerigon Selling Price for the VANS Hardware, all such royalties or other amounts in excess of Two Percent (2%) of the Amerigon Selling Price shall be deemed to constitute Amerigon Other Consideration. By way of example only, in the event Amerigon is entitled to receive from an unrelated third party royalties equal to three percent (3%) of the Amerigon Selling Price of VANS Hardware, Amerigon will pay to ANSLC an amount equal to two percent (2%) of the Amerigon Selling Price with respect to such VANS Hardware, and the remaining one percent (1%) of the Amerigon Selling Price shall be deemed to constitute Amerigon Other Consideration, a percentage of which shall be payable to ANSLC as set forth in Section 12.2.2.

                      12.2.2 SOFTWARE AND AMERIGON OTHER CONSIDERATION. With respect to VANS Software and Amerigon Other Consideration, Amerigon shall pay to ANSLC the following amounts:

                      12.2.2.1 Fifteen Percent (15%) of the Amerigon Selling Price with respect to all VANS Software and Fifteen Percent (15%) of all Amerigon Other Consideration, provided that such amount shall be reduced from Fifteen Percent (10%) to Ten Percent (10%) until Specified Recoupment.

                      12.2.2.2 Thereafter, Ten Percent (10%) of the Amerigon Selling Price with respect to all VANS Software and Ten Percent (10%) of all Amerigon Other Consideration until such point as the aggregate amounts paid to Amerigon pursuant to this Section 12.2.2.2 following Specified Recoupment equals Five Million Dollars ($5,000,000).

                      12.2.2.3 Thereafter, Seven and One Half Percent (7.5%) of the Amerigon Selling Price with respect to all VANS Software and Seven and One Half Percent (7.5%) of all Amerigon Other Consideration until such point as the aggregate amounts paid to Amerigon pursuant to Section 12.2.2.2 and this
Section 12.2.2.3 following Specified Recoupment equals Ten Million Dollars ($10,000,000).

                      12.2.2.4 Thereafter, Five Percent (5%) of the Amerigon Selling Price with respect to all VANS Software and Five Percent (5%) of all Amerigon Other Consideration.

                      12.2.2.5 To the extent that Amerigon or an Amerigon Affiliate is entitled to receive royalties or other amounts calculated on the basis of the Amerigon Selling Price with respect to VANS Software (or a comparable royalty base), and the amount of such royalties or other amounts exceeds the applicable percentage of the Amerigon Selling Price for such VANS Software which is payable to ANSLC pursuant to this Section 12.2.2, all such royalties or other amounts in excess of the percentage of the Amerigon Selling Price payable to Amerigon shall be deemed to constitute Amerigon Other Consideration.

        12.3    EXPIRATION OF PAYMENT OBLIGATIONS.    Except as otherwise
provided in Section 24.5 hereof, ANSLC's and Amerigon's payment obligations pursuant to Sections 12.1 and 12.2 shall apply to sales, leases, licenses, marketing and other exploitation of VANS Products and Licensed Patents during a period commencing on the date of this Agreement and terminating ten (10) years following the date of this Agreement and no amounts shall be payable pursuant to Sections 12.1 or 12.2 with respect to sales, leases, licenses, marketing and other exploitation of VANS Products or Licensed Patents after such ten (10) year
period.   Royalties which have accrued hereunder during such ten (10) year period shall remain payable in accordance with the terms of this Agreement following expiration of such ten (10) year period.

        12.4    RESPONSIBILITY FOR AFFILIATES AND SUBLICENSEES.

                12.4.1  ANSLC RESPONSIBILITY FOR ANSLC AFFILIATES AND
SUBLICENSEES.   ANSLC acknowledges and agrees that it is responsible and
liable hereunder for payment of amounts payable to Amerigon based on the Selling Price at which a VANS Product is sold, licensed or otherwise made available or exploited by ANSLC, an ANSLC Affiliate or an ANSLC Sublicensee to a third party other than ANSLC, an ANSLC Affiliate, an ANSLC Sublicensee or an Affiliate of an ANSLC Sublicensee, or based on ANSLC Other
Consideration received by ANSLC or an ANSLC Affiliate, irrespective of whether ANSLC collects any monies from its Affiliates or Sublicensees with respect to such sale, license or other transaction, and irrespective of whether such VANS Product uses or incorporates any proprietary rights licensed to ANSLC by Amerigon pursuant to this Agreement.

                12.4.2 AMERIGON RESPONSIBILITY FOR AMERIGON AFFILIATES AND SUBLICENSEES. Amerigon acknowledges and agrees that it is responsible and liable hereunder for payment of amounts payable to ANSLC based on the Selling Price at which a VANS Product is sold, licensed or otherwise made available or exploited by Amerigon, an Amerigon Affiliate or an Amerigon Sublicensee to a third party other than Amerigon, an Amerigon Affiliate, an Amerigon Sublicensee or an Affiliate of an Amerigon Sublicensee, or based on Amerigon Other Consideration received by Amerigon or an Amerigon Affiliate, irrespective of whether Amerigon collects any monies from its Affiliates or Sublicensees with respect to such sale, license or other transaction, and irrespective of whether such VANS Product uses or incorporates any proprietary rights licensed to Amerigon by ANSLC hereunder.

13.  ACCRUALS, RECORDS AND REPORTS.

        13.1 ACCRUAL OF ROYALTIES. Royalties payable to ANSLC based on the Amerigon Selling Price shall accrue when VANS Products with respect to which royalty payments are required by this Agreement are first sold, leased, licensed or otherwise made available or exploited by Amerigon, an Amerigon Affiliate or an Amerigon Sublicensee to an Unrelated Third Party. Royalties payable to Amerigon based on the ANSLC Selling Price shall accrue when VANS Products with respect to which royalty payments are required by this Agreement are first sold, leased, licensed or otherwise made available or exploited by ANSLC, an ANSLC
Affiliate or an ANSLC Sublicensee to an Unrelated Third Party. In the event a VANS Product is made available to an Unrelated Third Party on a true consignment basis, royalties shall accrue on the earlier of (a) receipt of payment for such VANS Product or (b) sixty (60) days following delivery of such VANS Product, unless such VANS Product is returned by the consignee prior to the expiration of such sixty (60) day period. Royalties payable to ANSLC based on Amerigon Other Consideration shall accrue when such Amerigon Other Consideration is received by Amerigon or an Amerigon Affiliate. Royalties payable to Amerigon based on ANSLC Other Consideration shall accrue when such ANSLC Other Consideration is received by ANSLC or an ANSLC Affiliate.

       13.2 STATEMENTS. Quarterly accounting periods shall end on the last day of each March, June, September and December during the term of this Agreement. Within thirty (30) days after the end of each such period each party to this Agreement shall furnish to the other a written report containing the information specified in Section 13.5 and shall pay to the other party all unpaid royalties accrued hereunder to the end of each such period.

       13.3 LATE CHARGES. Payment shall be deemed made when received. Late charges at the rate of one percent (1) per month or the maximum rate permitted by applicable law, whichever is lower, shall accrue on any due and payable amounts that are not paid when due hereunder, including any accrued but unpaid late charges. Accrual of such late charges shall be without limitation of any other rights or remedies.

       13.4 FORM OF PAYMENTS. All royalties and other payments due hereunder shall be paid in United States dollars. All royalties for an accounting period computed in other currencies shall be converted into United States dollars at the exchange rate for bank transfers from such currency to United States dollars as quoted by the head office of Citibank N.A., New York, at the close of banking on the last day of such accounting period (or the first business day thereafter if such last day shall be a non-business day).

       13.5 CERTIFICATION. Quarterly reports shall be certified by an officer of the party submitting such report or his designee and shall contain the following information:

            13.5.1 Identification, description and quantity of each VANS Product upon which royalties have accrued pursuant to Section 13.1;

            13.5.2 Identification of the entity that sold, leased, licensed, made available or otherwise exploited each VANS Product upon which royalties have accrued pursuant to Section 13.1 and identification and basis for calculation of such entity's Selling Price for such VANS Product, including without limitation an itemization of all deductions from the gross invoiced billing price pursuant to Section 1.32 ;

            13.5.3 Identification of all Other Consideration upon which royalties have accrued pursuant to Section 13.1;

            13.5.4 Such other information as is reasonably required in order to understand the calculation of amounts payable pursuant to such quarterly report;

            13.5.5 Identification of Sublicensees to which such party or any of its Affiliates or Sublicensees has, since the previous quarterly report, granted any rights to make, or have made VANS Products or to practice or have practiced any method or process involved in the manufacture or use thereof; or to make, have made or use Manufacturing Apparatus or practice or have practiced any method or process involved in the manufacture or use thereof; or to use, lease, sell or otherwise transfer VANS Products;

            13.5.6 In the event no royalties are due, the quarterly report shall so state.

      13.6 RECORDS. Amerigon and ANSLC shall each keep and require its respective Affiliates and Sublicensees to keep records in sufficient detail to permit the determination of royalties payable hereunder. Amerigon and ANSLC shall, at request of the other, permit an independent auditor selected by the other, or any other person acceptable to both ANSLC and Amerigon, to examine such records and other materials of Amerigon or ANSLC as may be required by the auditor to verify or determine royalties paid or payable under this Agreement. In the event ANSLC or Amerigon requests that the other conduct an examination of one or more of such other party's Affiliates or Sublicensees, such other party will engage an independent auditor acceptable to both ANSLC and Amerigon, to examine such Affiliate's or Sublicensee's records and shall share the results of such examination with the party requesting such examination. Any audit of Amerigon or ANSLC or an Affiliate or Sublicensee shall be conducted during ordinary business hours and only once in each calendar year. Any auditor or other person shall be instructed to report to the party requesting such audit only the amount of royalties determined to be due and payable. The party requesting an audit shall bear the expense of any such audit unless such audit reveals a shortfall of Fifty Thousand Dollars ($50,000) or more in the amounts paid to such party, in which event the costs of such audit shall (in addition to, and without limitation of, any other rights or remedies the requesting party may have hereunder or at law or in equity) be borne by the other party hereto. In the event of any discrepancy arising out of such audit which indicates that the other is owed amounts hereunder, ANSLC or Amerigon shall, within thirty (30) days following delivery to it of written confirmation establishing such discrepancy, reimburse the other for the amount of any such discrepancy arising out of such audit as well as the costs of the audit, if applicable, as provided above. If no request for examination of such records and materials for a particular quarterly accounting period has been made by ANSLC or Amerigon, as applicable, within six (6) years after the end of said period, the right to examine such records and materials for said period and the obligation to keep such records and materials for said period shall terminate.

     13.7 TAXES. Amerigon and ANSLC shall bear and pay all taxes (including, without limitation, sales and value added taxes but excluding income tax as specified below) imposed by any governmental authority of any country in which such party conducts business as the result of the existence of this Agreement or the exercise of rights hereunder, provided that each party shall not bear and pay any income tax withholding imposed by any national government upon the payments made to the other party pursuant to
Section 12 to the extent that such income tax is to be credited to taxes payable by such other party to the United States government. Each party may deduct any such withholding taxes from amounts otherwise payable to the other party hereunder and furnish the other party with a tax certificate for such withheld income tax.

14.  SECURITY INTERESTS.   ANSLC and Amerigon will endeavor in good faith to
negotiate and enter into Security Agreements within thirty (30) days following the Effective Date, which Security Agreements shall thereupon be attached to this Agreement as Schedule 14-A and 14-B. ANSLC and Amerigon acknowledge and agree that they have not conducted due diligence with respect to security interests that may previously have been granted by either ANSLC or Amerigon, and that ANSLC's or Amerigon's ability to grant a security interest consistent with this Section may be limited by previously granted security interests. ANSLC and Amerigon further acknowledge and agree that their respective obligations to endeavor in good faith to negotiate and enter into Security Agreements will be subject to the parties' respective good faith determinations that entering into such Security Agreements will not unduly interfere with the parties' ability to secure financing or investments or conduct business. Subject to the foregoing, ANSLC and Amerigon acknowledge that it is their current intention that the Security Agreements to be negotiated will likely provide key terms comparable to the following, but such terms may be subject to change as the parties consider and negotiate the implications of the Security Agreements:

          (a) ANSLC would grant to Amerigon, and Amerigon would grant to ANSLC, respectively, a security interest in the collateral (the "Collateral") consisting of the proceeds of exploitation of the rights granted to or acknowledged to belong to each of them under Sections 3, 6 and 7 hereof (the "Settlement Rights"), including but not limited to licenses or sublicenses to others and consideration payable thereunder; provided that the Collateral would not include the Settlement Rights in and of themselves; and further provided that such security interest would be subordinate to any consensual security interest except to the extent of that portion of any specific proceeds which is equal to the amount payable to the secured party pursuant hereto on account of such proceeds.

          (b) The Security Agreements would provide that such subordination would be automatic and self-enforcing; for the inclusion of the subordination statement in all financing statements, mortgages or similar documents designed to perfect such security interest;
          and for the obligation of ANSLC and Amerigon to execute subordination agreements consistent with such subordination, both as to priority and remedies, if requested to do so in connection with the grant of any consensual security interests.

          (c) The Security Agreements would provide that the Collateral will secure obligations arising under this Settlement and License Agreement and expenses of enforcement, including but not limited to reasonable attorneys' fees; for the execution of additional documents reasonably necessary to perfect the security interests granted; and would contain other appropriate provisions, identical to both ANSLC and Amerigon, as are consistent with the foregoing.

15.       LIMITATIONS ON PUBLIC STATEMENTS.

          15.1 GENERAL. Amerigon, on the one hand, and the ANSLC Parties, on the other hand, each agrees to refrain from and agrees to direct its employees to refrain from, making public statements maligning or impugning the reputation or integrity of the other. Recognizing that it is difficult for either party fully to police compliance with this Section, the parties agree that a party shall not be deemed to be in default of this Section as a result of statements made by one of its employees without knowledge or support from such party's upper management, provided such party takes reasonable corrective action after being notified of any such statements.
The parties further agree that statements to customers or prospective customers comparing the performance of the parties' respective products shall not be deemed to violate the terms of this Section 15.1, provided that each party reserves its legal and/or equitable rights with respect to untruthful or misleading statements comparing the performance of the parties' respective products.

       15.2 EXCEPTIONS AND EXCLUSIONS. Nothing contained herein shall be deemed to limit the rights of either party to disclose information or make statements:

               15.2.1 to the extent ordered to do so by a court of competent jurisdiction or regulatory agency or body or to the extent required in order to make an appropriate response to a legitimate subpoena or legitimate discovery request;

               15.2.2 to the extent required by applicable law (including any regulations or orders promulgated thereunder);

               15.2.3 to the extent required in order to report income to appropriate taxing authorities and/or to contest the imposition of any tax by appropriate taxing authorities;

               15.2.4 to such party's officers, directors, employees, accountants and attorneys;

                15.2.5 to the extent such disclosure is reasonably required for a valid business purpose, including without limitation, to prospective investors or prospective customers or to parties seeking to acquire all or any portion of such party's stock or assets;

                15.2.6 in connection with any legal proceedings between the parties hereto relating to this Agreement.

       15.3     PRESS RELEASE.   Amerigon and ANSLC shall jointly issue a
press release on or shortly after the Effective Date in a form mutually approved by ANSLC and Amerigon, such approval not to be unreasonably withheld by either ANSLC or Amerigon.

16.    RELEASES;  DISMISSAL OF LEGAL PROCEEDING.

       16.1 RELEASE BY AMERIGON. Except for the obligations, covenants, representations and warranties provided for in this Agreement, Amerigon, for and on behalf of itself and its predecessors, successors, assigns, heirs, affiliates, employees, agents, legal representatives and partners
(individually and collectively referred to herein as the "Amerigon Releasing Parties"), do hereby fully, finally and forever release and discharge the ANSLC Parties, and their respective predecessors, successors, assigns, heirs, affiliates, shareholders, officers, directors, employees, agents, legal representatives, and parent, subsidiary or other related companies
(individually and collectively referred to herein as the "ANSLC Released Parties") of and from any and all claims, rights, debts, liabilities, demands, obligations, promises, damages, causes of action and claims for relief of whatever kind or nature, known or unknown, which any of the Amerigon Releasing Parties may have had or asserted, may now have or assert or may hereafter have or assert against the ANSLC Released Parties, or any of them, in whatever capacity any of the ANSLC Released Parties may have been acting, for or by reason of any occurrence, matter or thing which has occurred on or before the Effective Date, including without in any way limiting the generality of the foregoing, any and all claims which were or could have been asserted in connection with, or arising from or out of any of the facts, transactions or occurrences alleged in or in connection with any of the Disputed Matters.

     It is expressly understood by Amerigon, on behalf of itself and the Amerigon Releasing Parties, that Section 1542 of the California Civil Code provides as follows:

                "Section 1542. General Releases -- Claims Extinguished. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     To the extent the provisions of Section 1542 of the California Civil Code as well as the provisions of any and all comparable or similar statutes or principles of the law of California or any other state or federal jurisdiction might otherwise be deemed applicable, they are hereby expressly and with the advice of counsel waived by Amerigon, on behalf of itself and the Amerigon Releasing Parties, and each of them, and Amerigon admits to full knowledge and understanding of the consequences and effects of this waiver.

     16.2    RELEASE  BY  ANSLC  PARTIES.   Except for the obligations,
covenants, representations and warranties provided for in this Agreement, each of the ANSLC Parties, for and on behalf of itself and its respective predecessors, successors, assigns, heirs, affiliates, shareholders, officers, directors, employees, agents, legal representatives, and parent, subsidiary or other related companies (individually and collectively referred to herein as the "ANSLC Releasing Parties"), does hereby fully, finally and forever release and discharge Amerigon and its predecessors, successors, assigns, licensees, customers, heirs, affiliates, employees, agents, legal representatives, partners, shareholders, officers, directors, employees, agents, legal representatives, and parent, subsidiary or other related companies (individually and collectively referred to herein as the "Amerigon Released Parties") of and from any and all claims, rights, debts, liabilities, demands, obligations, promises, damages, causes of action and claims for relief of whatever kind or nature, known or unknown, which any of the ANSLC Releasing Parties may have had or asserted, may now have or assert or may hereafter have or assert against the Amerigon Released Parties, or any of them, in whatever capacity any of the Amerigon Released Parties may have been acting, for or by reason of any occurrence, matter or thing which has occurred on or before the Effective Date, including without in any way limiting the generality of the foregoing, any and all claims which were or could have been asserted in connection with, or arising from or out of any of the facts, transactions or occurrences alleged in or in connection with any of the Disputed Matters.

     It is expressly understood by ANSLC, on behalf of itself and the ANSLC Releasing Parties, that Section 1542 of the California Civil Code provides as follows:

               "Section 1542. General Releases -- Claims Extinguished. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     To the extent the provisions of Section 1542 of the California Civil Code as well as the provisions of any and all comparable or similar statutes or principles of the law of California or any other state or federal jurisdiction might otherwise be deemed applicable, they are hereby expressly and with the advice of counsel waived by ANSLC, on behalf of itself and the ANSLC Releasing Parties, and each of them, and ANSLC admits to full knowledge and understanding of the consequences and effects of this waiver.

     16.3 STIPULATION FOR DISMISSAL OF LITIGATION. ANSI and Amerigon agree to enter into, and shall direct their counsel to execute concurrently with the execution of this Agreement, a stipulation dismissing with prejudice the Legal Proceeding in its entirety, including all claims and counterclaims therein, in the form attached hereto as Exhibit A. Amerigon shall file the stipulation with the Court within ten (10) days after the date of this Agreement and shall thereafter provide counsel for ANSI with a conformed copy of the stipulation.

     16.4    COMPROMISE ONLY.   The releases set forth in this Section 16 are
made for purposes of settlement and compromise only. Neither this Agreement nor anything contained herein, nor any act or thing done in connection herewith, is intended to be or shall be construed or deemed to be an admission of any party of liability, fault or wrongdoing, or an admission of any party of any fact, allegation or claim whatsoever, including any fact, allegation or claim alleged by any party in or in connection with the Disputed Matters.

17.  REPRESENTATIONS.

     17.1    MUTUAL REPRESENTATIONS.   Each party to this Agreement hereby
represents, warrants and agrees as follows:

             17.1.1 Such party has received competent and independent legal advice from its counsel regarding the meaning and legal effect of this Agreement, and regarding the advisability of making the agreements provided for herein, and fully understands the same;

               17.1.2 Each person executing this Agreement on behalf of a party hereto has the full right and authority to enter into this Agreement on behalf of such party and the full right and authority to execute all instruments provided for in this Agreement and to fully bind said party to the terms and obligations of this Agreement;

               17.1.3 Such party is the sole and lawful owner of all right, title and interest in and to every claim or other matter which such party purports to release herein, and that such party has full power to enter into this Agreement and has not heretofore assigned, transferred or encumbered, or purported to assign, transfer or encumber, voluntarily or involuntarily, to any person or entity which is not a party to this Agreement, all or any portion of the claims, obligations or rights covered by this Agreement.

     17.2 REPRESENTATIONS BY ANSLC PARTIES. The ANSLC Parties warrant, represent and agree that the ANLSC Parties have not heretofore derived any revenues from the sale, licensing, distribution, or other exploitation of VANS Software, including prototypes or pre-release versions thereof.

     17.3 LIMITATIONS AND EXCLUSIONS. Except as expressly set forth in this Agreement, neither party makes any representations or warranties, express or implied to the other party to this Agreement, nor does either party assume any liability in respect of any infringement of third party patents or other rights of third parties due to the other party's operation under the licenses and immunities from suit herein granted.

18. CONFIDENTIALITY OBLIGATIONS. Amerigon agrees to take reasonable steps to hold in confidence and not reveal, report, publish, disclose or transfer any information contained in pending ANSLC patent applications previously disclosed to Amerigon, and Amerigon represents to ANSLC that it has not disclosed to any third party on or prior to the Effective Date any such confidential information. The ANSLC Parties agree to take reasonable steps to hold in confidence and not reveal, report, publish, disclose or transfer any of the following information previously disclosed to any of the ANSLC
Parties: information contained in Amerigon
business plans, information contained in pending Amerigon patent applications, Amerigon interface specifications, Amerigon driver designs, and Amerigon electronics designs. The ANSLC Parties represent that the ANSLC Parties have not disclosed to any third party on or prior to the Effective Date any such confidential information. Notwithstanding the foregoing, this
Section 18 is not intended to limit the rights of the parties to use or incorporate information in connection with their own respective products and business operations. Accordingly, to the extent information that is subject to this Section 18 is utilized or incorporated by Amerigon or ANSLC in its respective own products or business operations, Amerigon and ANSLC shall each be free to disclose such information as it deems appropriate in the conduct of its respective business (and a previous disclosure of such information as incorporated in such products or business operations shall not be deemed a breach of the representations made pursuant to this Section). By way of example only, ANSLC would be free to utilize information contained in an Amerigon business plan in the operation of its own business and to disclose to third parties such information as it relates to the operation of ANSLC's business, but ANSLC would be obligated to hold in confidence the fact that such information was part of Amerigon's business plans. Also by way of example only, ANSLC would be free to utilize information contained in Amerigon electronics designs in the design of ANSLC's own products and to disclose to third parties the electronics designs of ANSLC's own products, but ANSLC would not be permitted to disclose to third parties the specifics
of the electronics designs of Amerigon's products.   Also by way of example
only, a prior disclosure by ANSLC to third parties of the design of ANSLC's own products would not be deemed a breach of ANSLC's representation pursuant to this Section regarding no disclosure of confidential information prior to the Effective Date. Notwithstanding anything to the contrary contained in this Agreement, the disclosee's obligations under this Section 18 shall not extend to information (a) publicly known or which becomes publicly known other than as a result of the fault or negligence of the disclosee or the disclosee's failing to perform any of its obligations hereunder; (b) already known by the disclosee without an obligation of confidentiality at the time of first disclosure by the disclosing party; (c) rightfully received by the disclosee from a third party that has the right to provide such information to the disclosee without obligations of confidentiality; or (d) rightfully and independently developed or ascertained by the disclosee.

19.    DISPUTE RESOLUTION.

       19.1 GENERAL. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement, or the obligations of the parties hereunder (a "Dispute"), regardless of the magnitude thereof or the amount in controversy or whether such Dispute would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal, shall be resolved and determined only in accordance with the following provisions of this Section 19.

     19.2 DISPUTE ESCALATION. Neither party shall commence any arbitration proceeding relating to any Dispute until the procedures set forth in this Section 19.2 have been followed. Upon the written request of either party each of the parties will appoint a designated representative whose task it will be to attempt to resolve such dispute or to negotiate for an adjustment to such provision of this Agreement. Such representatives will discuss the problem and/or negotiate in good faith in an effort to resolve the dispute or renegotiate the applicable section or provision without the necessity of any formal proceedings. During the course of such negotiation, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such discussions will be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. If the designated representatives are unable to agree within thirty
(30) days of their first meeting, each party shall, upon request by either party, appoint a designated officer to meet to attempt to resolve the matter. No arbitration proceedings or litigation for the resolution of such dispute may be commenced until such a meeting between officers has occurred and either party has concluded in good faith that amicable resolution through continued negotiation of the matter does not appear likely (unless either party fails or refuses to schedule such a meeting of officers within a reasonable time after a request by the other party).

     19.3 RESOLUTION OF DISPUTES RE SELLING PRICE ALLOCATION ISSUES. In the event of a dispute between ANSLC and Amerigon with respect to appropriate calculation and allocation of portions of the Selling Price pursuant to
Section 1.32, ANSLC and Amerigon shall first follow the procedures set forth in Section 19.2 in an effort to resolve such dispute. In connection with such negotiations, ANSLC and Amerigon shall each present to the other written data to support their respective contentions regarding appropriate allocation of the Selling Price, which may include INTER ALIA written data relating to the prices at which ANSLC, Amerigon and/or their respective Affiliates and Sublicensees have sold or licensed various products, and written data regarding pricing and valuation of third party software, hardware and consumer electronics products, as appropriate. In connection with such negotiations, each party shall make at least one proposal, in writing, for appropriate allocation of the Selling Price.

           19.3.1 SELECTION OF ARBITRATOR. If ANSLC and Amerigon are unable to resolve such dispute over allocation of the Selling Price within such thirty (30) day period, ANSLC and Amerigon shall agree on a single arbitrator within fifteen (15) days following the end of such thirty (30) day period who shall be an individual knowledgeable about marketing, distribution and pricing of computer hardware, software and consumer electronics products. If ANSLC and Amerigon are unable to agree on a single arbitrator within such fifteen (15) day period, the single arbitrator shall, at the written request of either party, be appointed by the American Arbitration Association.

        19.3.2 HEARING AND RESOLUTION. The single arbitrator selected shall be directed to schedule a one day hearing within twenty (20) days after his or her selection. At the hearing, ANSLC and Amerigon shall present the arbitrator with the data previously exchanged between ANSLC and Amerigon pursuant to Section 19.3 regarding appropriate allocation of the Selling Price, and ANSLC and Amerigon shall each present the arbitrator with the most recent proposed Selling Price allocation presented by ANSLC or Amerigon, respectively, to the other party during negotiations pursuant to Section
19.3. Any data or information regarding pricing of third party hardware, software or consumer electronics products and any documents which either party intends to introduce at such hearing shall be provided to the other party at least ten (10) days prior to the hearing, and neither ANSLC nor Amerigon shall be permitted to introduce at the hearing any pricing data or documents not so provided to the other party in advance of the hearing. At the conclusion of the one day hearing, ANSLC and Amerigon shall each be permitted to submit to the arbitrator a final proposed Selling Price allocation (the "Final Proposed Allocations"). The arbitrator shall select one of the two Final Proposed Allocations in its totality. The arbitrator must select one of the two Final Proposed Allocations AS-IS, and shall not be permitted to modify such allocation or to compromise between the two Final Proposed Allocations. The Final Proposed Allocation so selected by the arbitrator shall thereupon be deemed binding upon the parties with respect to such disputed matter, retroactive to the commencement of any sales, licenses or other transactions relating to the product in question.

        19.3.3 EXPENSES. The arbitrator shall require, as part of the final decision, that the party against whom the arbitrator renders a decision reimburse any or all of the expenses and costs (including without limitation attorneys' fees) incurred by the other party in connection with the arbitration pursuant to this Section 19.3, and pay all costs and expenses of the arbitration itself, such as compensation to the arbitrator and reporter and the expense of hearing room facilities.

     19.4 ARBITRATION. If any Dispute, other than a dispute with respect to appropriate calculation and allocation of portions of the Selling Price pursuant to Section 1.32 or a dispute over what portion of consideration paid for a stock or equity interest exceeds the fair market value of such interest pursuant to Section 1.27, is not resolved as a result of the procedures set forth in Section 19.2, such Dispute shall be submitted to, and finally determined by, arbitration in accordance with this Section 19.4.

               19.4.1 Except as provided below or in Section 19.3, if any dispute occurs between the parties arising out of or related to this Agreement or its negotiation, execution or performance, whether such dispute is in contract, tort or otherwise, and including disputes as to whether a dispute is subject to arbitration, it will be submitted to binding arbitration at the request of either party if the parties are unable to resolve such dispute pursuant to Section 19.2. The arbitration will be conducted by one arbitrator under the commercial arbitration rules of the American Arbitration Association then in effect. The arbitrator will be chosen from a panel of persons with a knowledge of industry practices in the computer and consumer electronics industries and admitted to practice law in at least one state.

               19.4.2 In connection with any arbitration hearings, the parties shall be entitled to submit written legal briefs for consideration by the arbitrator in accordance with a schedule to be negotiated by the parties or to be established by the arbitrator if the parties are unable to agree. Except as provided in this Section 19.4 or Section 21.2, the arbitrator may award any remedy consistent with the commercial arbitration rules. The arbitrator will have the authority in the arbitrator's discretion to award costs and attorneys' fees to the prevailing party. The arbitrator will not have the power or authority to award any punitive, exemplary or other non-compensatory damages, any penalties. The parties will be entitled to discovery to the same extent provided for civil actions in the Central District of the State of California. The parties agree to endeavor in good faith to select an arbitrator within thirty (30) days after either party provides written notice to the other of its election to arbitrate and to endeavor in good faith to complete the arbitration within one hundred eighty
(180) days following such notice.

     19.5 GENERAL PROVISIONS RE ARBITRATION. Any arbitration will be held and the award deemed made in Los Angeles County, California. The parties agree to be bound by the decision of the arbitrator and judgment upon the award rendered thereby may be entered in any court having jurisdiction within the State of

California. The parties hereby submit to the in personam jurisdiction of the federal and state courts located in the State of California for all purposes of this Section and any disputes arising under this Agreement.

20. APPRAISAL OF FAIR MARKET VALUE. In the event of a dispute between ANSLC and Amerigon regarding what portion of consideration paid for a stock or equity interest exceeds the fair market value of such interest pursuant to
Section 1.27, ANSLC and Amerigon shall attempt pursuant to Section 19.2 to agree on the fair market value of such stock or equity interest or to agree on a single appraiser mutually acceptable to both parties to make a binding determination of such fair market value. If the parties are unable to agree on the fair market value or on a single appraiser pursuant to the procedures set forth in Section 19.2, then within five (5) days after written notice from one party to the other, ANSLC and Amerigon shall each appoint one person to render an appraisal of the fair market value of such stock or equity interest, which appraisals shall be rendered by written decision within thirty (30) days of the appointment of the second of the two appraisers. If the higher of the resulting two appraisals is not more than fifteen percent (15%) higher than the lower of the two appraisals, the average (I.E., the mean) of the two appraisals will be final and conclusive upon both parties. If the higher of the resulting two appraisals is more than fifteen (15%) higher than the lower of the two appraisals, the two persons so chosen shall, within five (5) days of the rendering of written appraisals by both appraisers, appoint a third impartial appraiser, who shall render by written decision an appraisal within thirty (30) days thereafter. In the event of such an appointment of a third appraiser, the average (I.E., the mean) of the appraised value rendered by such third appraiser and the closest to such third appraiser's appraised value of the other two appraised values will be final and conclusive upon both parties. All appraisers shall be reasonably qualified and knowledgeable regarding the appraisal of businesses and stocks such as those of ANSLC. If either party fails to designate its appraiser as provided above, the appraiser designated by the other party will act as the sole appraiser and will be deemed to be the single, mutually approved appraiser to determine the fair market value of the stock or equity interest. In such event, the sole appraiser shall render his or her written decision within thirty (30) days of the expiration of said initial five (5) day period. ANSLC shall provide the appraisers with such financial and other information as the appraisers may reasonably request.

21.    TERM OF LICENSE RIGHTS; LIMITATION OF REMEDIES.

       21.1 TERM OF LICENSE RIGHTS. The license rights granted by ANSLC to Amerigon and by Amerigon to ANSLC hereunder with respect to any patents shall continue for the duration of the applicable patent, and the license rights granted with respect to any other proprietary rights shall continue for the duration of such proprietary rights. Notwithstanding the foregoing sentence, the payment of royalties as provided in Sections 12 and 13 hereof being an essential and material element of this Agreement, the parties agree that: (a) the failure to pay in full all royalties determined to be due pursuant to Section 19 hereof, or, if Section 19 shall be determined not to be controlling of the issue, by a court of competent jurisdiction, within ten (10) days of the final determination of the arbitrators, or, if applicable, entry of a final judgment or order of such court; or (b) rejection of this Agreement under 11 U.S.C. Section 365, shall constitute a material breach of this Agreement and shall terminate all rights of the breaching party to further use, sale and/or sublicensing of the rights granted under Section 6 or 7 hereof, respectively, but shall effect no such termination of the rights of the nonbreaching party, subject to the provisions of 11 U.S.C. Section 365(n), to the extent applicable.

       21.2 NO INJUNCTIVE RELIEF. Except as provided in Section 21.1 hereof or in the Security Agreements to be entered into pursuant to Section 14 hereof, and notwithstanding anything to the contrary set forth elsewhere herein, in no event shall ANSLC or Amerigon be entitled to terminate any of the license rights granted pursuant to Sections 3, 6 or 7 hereof or to enjoin or seek to enjoin the other party's exercise of any of the license rights granted pursuant to Sections 3, 6 or 7 hereof, and each party hereby expressly waives any right to injunctive or other equitable relief to terminate or enjoin the exercise of any such rights, whether based on statute, common law, or otherwise, arising out of any alleged default by the other party or any of its Affiliates or Sublicensees. Nothing contained herein shall be deemed to limit or restrict ANSLC's or Amerigon's rights or remedies with respect to matters outside the scope of this Agreement, such as patents which are not ANSLC Licensed Patents or Amerigon Licensed Patents hereunder.

22. PAYMENTS TO NAVTECH AND LERNOUT & HAUSPIE AND OTHER THIRD PARTIES. Amerigon and ANSLC shall each bear its own respective costs of any license fees payable to third parties in connection with their respective exploitation of VANS Products, including without limitation costs of license fees payable to NavTech and Lernout & Hauspie.

23.    NOTICES.   Except for the patent notices referred to in Section 8,
neither party shall have any obligation to provide notices or credit of any kind to the other party in connection with the exploitation of VANS Products.
 ANSI expressly agrees that Amerigon shall be entitled to sell off its existing inventory of VANS Products containing notices or credits in ANSI's name.

24.    COMPATIBILITY / INTEROPERABILITY.

       24.1 VANS NON-NAVIGATION SOFTWARE. ANSLC and Amerigon each intends that the other party to this Agreement not be prevented from creating VANS Non-Navigation Software that operates on the VANS Hardware of the other party and its Affiliates and Sublicensees ("Interoperable Software"). Accordingly, each party agrees to provide and require each of its Affiliate and Sublicensee to provide the other party to this Agreement with technical information reasonably necessary to permit the other party to make Interoperable VANS Non-Navigation Software to run on such VANS Hardware and each party hereby grants the other a nonexclusive, worldwide right to make, have made, practice, have practiced, copy, distribute, transmit, create derivative works based upon, use, lease, sell and otherwise transfer and exercise all proprietary rights in and to such Interoperable VANS Non-Navigation Software. Without limiting the foregoing, to the extent that either party or any Affiliate or Sublicensee of such party employs a "lock-out" or similar mechanism designed to prevent or hinder the use of unauthorized Interoperable VANS Non-Navigation Software on its VANS Hardware, such party will provide the other and require each of its Affiliates and Sublicensees to provide the other with technical information reasonably necessary to circumvent or bypass such "lock-out" or similar mechanism.

       24.2 VANS NAVIGATION SOFTWARE. To the extent that either party or any Affiliate or Sublicensee of such party employs a "lock-out" or similar mechanism designed to prevent or hinder the use of unauthorized VANS Navigation Software on its VANS Hardware, and such entity permits any third party other than an Affiliate of such entity to create VANS Navigation Software that can be used on such party's VANS Hardware, the other party to this agreement will thereupon be deemed to have the nonexclusive right to make, have made, practice, have practiced, copy, distribute, transmit, create derivative works based upon, use, lease, sell and otherwise transfer and exercise all proprietary rights in and to Interoperable VANS Navigation Software, and such entity will provide such technical information reasonably necessary to permit the other party to make such VANS Navigation Software, subject to the same geographic limitations imposed on such third party. By way of example only, if either party permits an unrelated third party to create Interoperable VANS Navigation Software that can be used on such party's VANS Hardware and to distribute such VANS Navigation Software in Japan, such party will provide the other party with such technical information reasonable necessary to permit the other party to make Interoperable VANS Navigation Software, and the other party shall have the right to create Interoperable VANS Navigation Software and distribute such Interoperable VANS Navigation Software in Japan.

       24.3    TRANSFERABILITY  OF  RIGHTS.    Nothing in this Agreement shall
be deemed to authorize Amerigon or ANSLC to provide
to any third party any of the technical information provided to it pursuant to this Section 24 or to transfer or sublicense to any third party any of the rights granted to it pursuant to this Section 24, except that Amerigon or ANSLC shall each have the right to provide to a single Affiliate or Sublicensee the technical information provided to it pursuant to this Section 24 and to transfer and sublicense to such Affiliate or Sublicensee all of the rights granted to it pursuant to this Section 24, provided in the event of such a transfer and sublicense by Amerigon or ANSLC, as the case may be, Amerigon or ANSLC, as the case may be, shall retain no rights pursuant to this Section 24 and all such rights shall thereafter be vested solely in such Affiliate or Sublicensee (with such Affiliate or Sublicensee also having the right to transfer and sublicense such rights to one of its Affiliates or Sublicensees, provided that it retains no rights following such transfer, it being the intention of Amerigon and ANSLC that a succession of transfers/sublicenses to Affiliates or Sublicensees shall be permitted so long as only a single entity has rights under this Section 24 at any time).
By way of example only, Amerigon would have the right to transfer its rights pursuant to this Section 24 to a joint venture that is an Affiliate of Amerigon, in which event Amerigon would thereafter retain no rights pursuant
to this Section 24.   Nothing contained herein shall be deemed or construed
to restrict either party from lawfully creating and exploiting Interoperable VANS Non-Navigation Software or Interoperable VANS Navigation Software to the extent such software can be lawfully created and exploited without any grant of rights pursuant to this Section.

       24.4    LIMITED  TECHNICAL  SUPPORT.   The parties do not intend that
either party or any Affiliate or Sublicensee be required pursuant to Section
24.1 or 24.2 to provide the other party with extensive technical support or assistance in creating such Interoperable VANS Navigation Software, but the parties do intend to require that reasonably sufficient specifications be provided to permit the creation of Interoperable VANS Navigation Software and that limited telephonic technical assistance be provided in the event of errors or lack of clarity in such specifications.

       24.5 ROYALTY ADJUSTMENT. Royalties payable with respect to Interoperable VANS Navigation Software shall be as set forth in Section 12, subject to adjustment pursuant to the provisions of this Section. If Amerigon or ANSLC enters into an agreement with a third party providing for lower royalties with respect to such Interoperable VANS Navigation Software, or for a shorter duration of royalty obligations with respect to such Interoperable VANS Navigation Software, it shall provide the other party with written notice of such lower rate and/or shorter duration and the material terms of such contract, including information regarding product volumes or present-value dollar amounts commitments, and shall promptly provide the other party with such additional information as the other party may reasonably request regarding the pricing and duration of payment obligations under such contract and the commitments provided by such third party in consideration for such pricing and payment obligations. For thirty (30) days after the receipt of such notice and information, the other party shall have the option to make to the party providing such notice commitments substantially equal to those made by the third party in exchange for the same pricing and duration of payment obligations provided to such third party and subject to the same limitations applicable to such third
party.   The objective of this Section is to provide the parties with the opportunity to obtain the lowest price and shortest duration of royalties offered by the other party with respect to Interoperable VANS Navigation Software by substantially matching any greater commitments made by such a third party which result in a lower price for such third party. Accordingly, the parties agree to discuss in good faith any greater third party commitments and potential means for the other party to make comparable commitments, to qualify for such lower rate and/or shorter duration. If the other party elects to make comparable commitments on a going forward basis, adjustments to the royalty rate and/or duration shall also be made on a going forward basis to reflect the most favored pricing provisions of this Section
24.5. Except as otherwise provided in this Section 24.5, the royalty obligations of the parties with respect to Interoperable VANS Navigation Software shall be perpetual.

25. OPERATION OF TOLL-FREE 800 NUMBER; OUTSOURCING AGREEMENT. Effective May 31, 1996 or the end of the calendar month in which the Effective Date occurs, whichever is later, Amerigon will assume responsibility for operating the toll-free 800 support service for the Gen 4 Hardware and Gen 4 Software, and ANSI will have no further obligations or responsibilities in connection therewith other than to effectuate an orderly transition of such service to Amerigon without disruption of service.

       25.1 RIGHT START AGREEMENT. Effective May 31, 1996 or the end of the calendar month in which the Effective Date occurs, whichever is later, ANSI will assign to Amerigon, and Amerigon will assume ANSI's prospective obligations with respect to, the Outsourcing Agreement, or substantially the equivalent will be accomplished by Amerigon's entering into a superseding agreement with The Right Start, Inc. on substantially the same terms.

       25.2 CREDIT CARD PROCESSING AGREEMENT. Effective May 31, 1996 or the end of the calendar month in which the Effective Date occurs, whichever is later, ANSI will assign to Amerigon, and Amerigon will assume ANSI's prospective obligations with respect to, the Credit Card Processing Agreement, or substantially the equivalent will be accomplished by Amerigon's entering into a superseding agreement with First U.S.A./DMGT on substantially the same terms.

26. CUSTOMER LISTS. ANSLC and Amerigon shall each retain exclusive rights to any customer lists or similar data compiled by such party in connection with its sales and marketing activities with respect to VANS Products, and neither party shall have any obligation to provide the other party with any such lists or data, except that ANSLC shall provide Amerigon upon execution hereof with a customer lists and any available data regarding customers who have activated disks for the Gen 4 Hardware via the toll free 800 number prior to the date of Amerigon's assumption of responsibility for operation of the 800 number. Amerigon shall be free to use such customer list and data in any manner Amerigon desires.

27. RELATIONSHIP OF PARTIES. Nothing in this Agreement shall be deemed to create a joint venture, partnership or principal-agent relationship between any of the ANSLC Parties, on the one hand, and Amerigon, on the other hand. None of the ANSLC Parties is by virtue of this Agreement authorized as an agent or legal representative of the Amerigon, and Amerigon is not by virtue of this Agreement authorized as an agent or legal representative of any of the ANSLC Parties . None of the ANSLC Parties is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of Amerigon or to bind Amerigon in any manner, and Amerigon is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of any of the ANSLC Parties or to bind any of the ANSLC Parties in any manner.

28.    MISCELLANEOUS.

       28.1    NOTICES AND COMMUNICATIONS.   Except as otherwise specifically
provided herein, any notice required or permitted to be sent by this Agreement will be in writing and will be (a) delivered by hand, (b) sent by fax (if the receiving machine confirms receipt through answerback and the sending machine prints a paper copy of the answerback message), (c) mailed by registered, certified mail or other pre-paid, receipted delivery service, return receipt requested, to the address or fax number provided by this Agreement, or (d) sent by a reputable next business day courier delivery
service such as Federal Express.   Complying notices will be effective: (w)
when delivered by hand; (x) when sent by fax, (y) three (3) business days after deposited in the mail in the manner required by subsection (c) above, with proper postage prepaid, or (z) one (1) business day after deposit with the delivery service. Notices will be addressed as follows or as from time to time directed in writing by either party by notice given hereunder:

     To Amerigon:

     Amerigon, Inc.
     404 East Huntington Drive
     Monrovia, California  91016
     Attn:  President
     Fax No. (818) 932-1220
     -WITH 1ST CLASS MAIL COPY TO-

     Blanc Williams Johnston & Kronstadt
     1900 Avenue of the Stars
     17th Floor
     Los Angeles, California 90067
     Attn:  Allen R. Grogan, Esq.

     To ANSI or ANSLC:

     Audio Navigation Systems LLC
     6611 Odessa Avenue
     Van Nuys, California 91406-5799

     Fax No. (818) 778-1005

     -WITH 1ST CLASS MAIL COPY TO-

     Stephen R. Mick, Esq.
     Loeb and Loeb
     1000 Wilshire Boulevard, Suite 1800
     Los Angeles, California 90017-2475

     28.2 EXCUSED PERFORMANCE. Neither party will be liable for delays in or failure of performance required under this Agreement when such delay or failure is due to acts of God, acts of civil or military authority, fire, flood, strikes, war, epidemics, shortage of power, or other cause beyond such party's reasonable control and without its fault or negligence, provided such party: (A) uses best efforts to promptly notify the other in advance of conditions which may result in any such delay in or failure of performance;
(B) uses best efforts to avoid or remove such conditions; and (C) immediately continues performance when such conditions are removed.

     28.3    ASSIGNMENT.   Except as provided in this Section 28.3, this
Agreement may not be assigned in whole or in part by ANSLC or Amerigon without the other party's prior written consent, which shall not be unreasonably withheld or delayed. By way of example only, legitimate, good faith and reasonable concerns that there exists a material risk of a prospective assignee's insolvency, where such risk is materially greater than the risk of the assignor's insolvency, would be reasonable grounds for
withholding consent.   Also by way of example only, mere concern that a
prospective assignee is a potentially formidable competitor that could place the other party at a competitive disadvantage shall not be deemed reasonable grounds for withholding consent. ANSLC and Amerigon shall each have the right, without seeking or obtaining the other party's consent, to assign or transfer this Agreement or any interest herein (including without limitation rights and duties of performance) to any entity (i) which owns more than fifty percent (50%) of such party's issued and outstanding voting stock, (ii) in which such party owns more than fifty percent (50%) of the issued and outstanding voting stock, (iii) which acquires all or substantially all of such party's operating assets, or (iv) into which such party is merged or reorganized pursuant to any plan of merger or reorganization.

       28.4    INTEGRATION.   This Agreement and the Schedules attached
hereto constitute the entire agreement of the parties and supersede any other agreement or understanding, written or oral, that may have been made or entered into with regard to the subject matter hereof by any of the ANSLC Parties, on the one hand, and Amerigon, on the other hand. The Schedules attached hereto are a material part of this Agreement and are incorporated herein by this reference as if fully written in this Agreement.

       28.5    MODIFICATION.   This Agreement may not be altered, amended or
modified, except by formal agreement in writing signed by duly authorized representatives of both parties, except as expressly provided herein.

       28.6 WAIVER OR DELAY. Any waiver or delay in the exercise by a party of its right to terminate or enforce any provision of this Agreement for any breach by the other party will not prejudice such party's right of termination or enforcement for such breach or any further, continuing or other breach by the other party.

       28.7 SEVERABILITY. If any provision of this Agreement is, for any reason, held unenforceable or invalid in any respect under the laws of any jurisdiction where enforcement is sought, the invalidity or unenforceability will not affect: (i) any other provision of this Agreement and this Agreement will be construed as if such unenforceable or invalid provision were not contained herein; and (ii) enforcement or validity of such provision in any other jurisdiction.

       28.8 SURVIVAL. The respective obligations of the ANSLC Parties and Amerigon hereunder which by their nature would continue beyond termination or expiration hereof, including but not limited to obligations of confidentiality and the limitations of liability, will survive termination or expiration of this Agreement.

       28.9 GOVERNING LAW. This Agreement will be construed and enforced in accordance with the laws of California as applied to contracts entered into in and performed in California between California residents.

      28.10 HEADINGS. The Article and Section headings of this Agreement are for convenience only and will neither be considered a part of, nor affect the construction or interpretation of, any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of May 10, 1996.

AMERIGON, INC.                          AUDIO NAVIGATION SYSTEMS, INC.


By  /s/ Joshua M. Newman                By  /s/ Ron Bernard
  ----------------------------            ----------------------------

Title    Vice President                 Title  President
     -------------------------               -------------------------

Date           5/10/96                  Date     5/10/96
    --------------------------              --------------------------


ALCOM ENGINEERING CORPORATION           AUDIO NAVIGATION SYSTEMS, LLC


By  /s/ Charles LaRue                   By  /s/ Ron Bernard
  ----------------------------            ----------------------------

Title   President                       Title   President
     -------------------------               -------------------------

Date      5/10/96                       Date      5/10/96
    --------------------------              --------------------------

                                  Schedule 1.29

              Description or Identification of Passcode Activation
                               Patent Application

United States patent application "Method and System for Disseminating Stored Programs and Data" currently enumerated as Loeb & Loeb patent file PD-4611, and all foreign filings thereon.

                                  Schedule 1.3

            List of Amerigon Licensed Patents as of date of Agreement


                                      NONE

                                  Schedule 1.7

             List of ANSLC Licensed Patents as of date of Agreement


1. United States patent #5,274,560, "Sensor free vehicle navigation system utilizing a voice input/output interface for routing a drive from his source point to his destination point" and all foreign filings thereon, including without limitation the following filings: Brazil No. 9.107.099; Canada No. 2,096,840; EPC No. 91918978.7; Japan No. 3-517237; S. Korea No.
     701633/93; PCT No PCT/US91/03696; Taiwan No. 80104229.


2. United States patent #5,454,062, "Method for recognizing spoken words", and all foreign filings thereon.

3. United States patent application "Methods and apparatus for improving the reliability or recognizing words in a large database when the words are spelled or spoken", currently enumerated as Loeb & Loeb patent file PD-2950, and all foreign filings thereon.

4. United States patent application "Vehicle navigation system providing travel directions based on existing travel conditions", currently enumerated as Loeb & Loeb patent file PD-2916, and all foreign filings thereon.

5. United States patent application "Navigation system utilizing audio CD player for data storage", currently enumerated as Loeb & Loeb patent file PD-2844, and all foreign filings thereon.

6. United States patent application "Sensor free vehicle navigation system utilizing a voice input/output interface for routing a driver from his source point to his destination point", currently enumerated as Loeb & Loeb patent file PD-3004, and all foreign filings thereon.

                                   Schedule 2

                  Transition Date and Surviving Obligations of
                  Parties Under Prior Agreements and Agreements
                                 To Be Assigned

1. ANSI and Amerigon will continue to fulfill their respective obligations under the Agreement Re Gen 4 Navigation System dated July 24, 1995, as amended by an Amendment dated as of August 14, 1995 (the "Gen 4 Agreement"), and the Gen 4 Agreement will remain in full force and effect in accordance with its terms, through [May 31, 1996]. Thereafter, all obligations of Amerigon and ANSI as set forth in the Gen 4 Agreement will terminate and be of no further force or effect, except that the terms of such agreement (including payment and accounting terms) shall continue to govern all sales and distribution occurring pursuant to such agreement through [May 31, 1996]. Without limiting the foregoing, ANSI shall remain obligated to account for and pay to Amerigon its share of "Adjusted Gross Revenues" as set forth in Section 6.3 of the Gen 4 Agreement, and Amerigon shall be obligated to account for and pay to ANSI royalties as set forth in Section 6.4 of the Gen 4 Agreement, for all sales and services provided thereunder through [May 31, 1996].

2. Except to the extent any terms of the Option and License Agreement dated as of July 13, 1992 are incorporated by reference as part of the Gen 4 Agreement with respect to activities governed by the Gen 4 Agreement, the Option and License Agreement shall terminate and be of no further force or effect as of the Effective Date.

3. ANSLC shall remain obligated to pay one-half of legal fees and costs incurred by Amerigon on or before the Effective Date with respect to ANSLC Licensed Patents in accordance with the terms of the existing agreement between ANSI and Amerigon governing the sharing of such legal fees and costs.

                                  Schedule 3.2

        Materials relating to Sales Fulfillment / Activation Technology
                      To Be Delivered by ANSLC to Amerigon

1. Source code, random number generator, random number seed, random number tables used for encryption (generation of a pass code on a PC).

2. Source code, random number generator, random number seed, random number tables used for decryption (enabling the use of metro areas within the navigator).

3. Specifications for software or procedures used by Right Start to facilitate the sale of metro area usage to end users.

4. All lists, data bases, compilations, summaries or statistics relating to customers, customer attributes, metro areas enabled, and type of navigator prepared by Right Start and/or ANSI prior to the transfer of the Right Start operation to the control of Amerigon.

                                  Schedule 14-A

                              Security Agreement #1

               (Grant of Security Interest by Amerigon to ANSLC)

                          To Be Attached When Agreed To

                                  Schedule 14-B

                              Security Agreement #2

                (Grant of Security Interest by ANSLC to Amerigon)

                          To Be Attached When Agreed To

                                    ADDENDUM
                       TO SETTLEMENT AND LICENSE AGREEMENT
                              BY, BETWEEN AND AMONG
                  AMERIGON, INC., AUDIO NAVIGATION SYSTEMS, LLC,
        ALCOM ENGINEERING CORPORATION AND AUDIO NAVIGATION SYSTEMS, INC.

     Amerigon, Inc., a California corporation ("Amerigon"); Audio Navigation Systems, Inc., a California corporation ("ANSI"); Audio Navigation Systems, LLC, a California limited liability corporation ("ANSLC"); and Alcom Engineering Corporation, a California corporation ("Alcom") are parties to a Settlement and License Agreement (the "Agreement") dated May 10, 1996.

     This Addendum reflects the following additional understandings and agreements of the parties to the Agreement as follows:

     1. Unless otherwise specified herein, any capitalized terms used in this Addendum have the same meanings as specified in the Agreement.

     2. Pursuant to the Agreement, the parties agreed that although the Agreement was being executed on May 10, 1996, the Agreement would not be binding or effective unless and until ANSLC concludes an agreement with NavTech reasonably acceptable to ANSLC granting ANSLC license rights in the NavTech technology comparable to those held by Amerigon. ANSLC warrants and represents that ANSLC and NavTech are entering into such an agreement concurrently with
the execution of this Addendum.   Accordingly, the parties agree that the
Effective Date of the Agreement shall be June 12, 1996.

     3. Pursuant to Section 15.3 of the Agreement, Amerigon and ANSLC are jointly to issue a press release on or shortly after the Effective Date in a form mutually approved by ANSLC and Amerigon, such approval not to be unreasonably withheld by either ANSLC or

Amerigon.   Attached hereto as Exhibit "A" is the form of joint press release mutually approved by ANSLC and Amerigon.

IN WITNESS WHEREOF, the parties have executed this Addendum this 12th day of June, 1996.


AMERIGON, INC.                          AUDIO NAVIGATION SYSTEMS, INC.


By  /s/ Joshua M. Newman                By  /s/ Ron Bernard
  ----------------------------            ----------------------------

Title   Vice President                  Title    President
     -------------------------               -------------------------

Date      6/12/96                       Date      6/12/96
    --------------------------              --------------------------


ALCOM ENGINEERING CORPORATION           AUDIO NAVIGATION SYSTEMS, LLC

By  /s/ Charles LaRue                   By  /s/ Ron Bernard
  ----------------------------            ----------------------------

Title   President                       Title   President & CEO
     -------------------------               -------------------------

Date      6/11/96                       Date      6/12/96
    --------------------------              --------------------------


                                        2